UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

10 Corporate Drive, Suite 300

Burlington, Massachusetts 01803

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 26, 2017

The 2017 Annual Meeting of Stockholders of Endurance International Group Holdings, Inc. will be held on Wednesday, April 26, 2017 at 2:00 p.m., Eastern time, at The Centres at Burlington at 67 South Bedford Street, Suite 400 West, Burlington, Massachusetts 01803. At the Annual Meeting, stockholders will consider and act upon the following matters:

1. To elect three Class I directors nominated by our Board of Directors, each to serve for a term ending in 2020, or until his successor has been duly elected and qualified;

2. To approve, in a non-binding advisory “say-on-pay” vote, the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in this proxy statement;

3. To ratify the appointment of BDO USA, LLP, an independent registered public accounting firm, as our independent auditors for the year ending December 31, 2017; and

4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record on our books at the close of business on February 27, 2017, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

If you are a stockholder of record, please vote over the internet at www.proxyvote.com, by telephone at (800) 690-6903 or, if you elected to receive printed materials, by mail. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Whether or not you plan to attend the Annual Meeting in person, we urge you to take the time to vote your shares.

You may obtain directions to the location of the Annual Meeting on our website at http://ir.endurance.com/events.cfm. We intend to limit attendance at the Annual Meeting to stockholders or their legal proxies. To be admitted, you must bring photo identification and—if you are a beneficial owner of shares held in “street name”—proof of stock ownership on the record date. If you plan on attending, please RSVP by Friday, April 21, 2017 to Lynn Harrison at 781-852-3276, or by e-mail to ir@endurance.com.

By Order of the Board of Directors,

DAVID C. BRYSON

Secretary

March 17, 2017

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

10 Corporate Drive, Suite 300

Burlington, Massachusetts 01803

PROXY STATEMENT

For the 2017 Annual Meeting of Stockholders on April 26, 2017

This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by our Board of Directors for use at the 2017 Annual Meeting of Stockholders, to be held on Wednesday, April 26, 2017 at 2:00 p.m., Eastern time, at The Centres at Burlington at 67 South Bedford Street, Suite 400 West, Burlington, Massachusetts 01803, and at any adjournment or postponement thereof.

All proxies will be voted in accordance with the instructions contained in those proxies. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting of Stockholders.

This proxy statement, the accompanying proxy card and our 2016 Annual Report to Stockholders were first made available to stockholders on or about March 17, 2017.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

For the 2017 Annual Meeting of Stockholders on April 26, 2017

This proxy statement and the 2016 Annual Report to Stockholders are available for viewing, printing and downloading at www.proxyvote.com.

A copy of our Annual Report on Form 10-K (including financial statements and schedules) for the year ended December 31, 2016, as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to:

Endurance International Group Holdings, Inc.

Attn: Investor Relations

10 Corporate Drive, Suite 300

Burlington, Massachusetts 01803

Telephone: (781) 852-3200

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2016 are also available on the SEC’s website, www.sec.gov.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q. Why did I receive these proxy materials?

A.    We are providing these proxy materials to you in connection with the solicitation by our Board of Directors, or Board, of proxies to be voted at our 2017 Annual Meeting of Stockholders, or Annual Meeting, to be held at The Centres at Burlington at 67 South Bedford Street, Suite 400 West, Burlington, Massachusetts 01803 on Wednesday, April 26, 2017 at 2:00 p.m., Eastern time.

Q. Who can vote at the Annual Meeting?

A.    Our Board has fixed February 27, 2017 as the record date for the Annual Meeting. If you were a stockholder of record on the record date, you are entitled to vote (in person or by proxy) all of the shares that you held on that date at the Annual Meeting and at any postponement or adjournment thereof.

        On the record date, we had 142,364,215 shares of common stock outstanding (each of which entitles its holder to one vote per share).

Q. How do I gain admission to the Annual Meeting?

A.    We intend to limit attendance at the Annual Meeting to stockholders or their legal proxies. If you are a record owner and your shares are registered directly in your name, you must bring a valid, government-issued photo identification. If you are a beneficial owner of shares held in “street name,” meaning they are held for your account by a broker or other nominee, you must bring a valid, government-issued photo identification and proof of beneficial ownership, such as: 1) a copy of the voting information form from your bank or broker with your name on it; 2) a letter from your bank or broker stating that you owned shares of our common stock as of the record date; or 3) an original brokerage account statement indicating that you owned shares of our common stock as of the record date.

        Stockholders are encouraged to attend the meeting. If you plan on attending, we ask that you please RSVP by Friday, April 21, 2017 to Lynn Harrison at 781-852-3276, or by e-mail to ir@endurance.com.

Q. How do I vote?	A. If your shares are registered directly in your name, you may vote:

(1)   Over the Internet: Go to the website of our tabulator, Broadridge Financial Solutions, Inc., or Broadridge, at www.proxyvote.com, and follow the instructions provided on the Notice of Internet Availability of Proxy Materials you received. You must specify how you want your shares voted or your internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your internet proxy before 11:59 p.m., Eastern time, on April 25, 2017, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

(2)   By Telephone: Call (800) 690-6903, toll free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m., Eastern time, on April 25, 2017, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

(3)   By Mail: If you elected to receive printed materials, you may complete and sign your proxy card included with those materials and mail it in the enclosed postage prepaid envelope to Broadridge. Broadridge must receive the proxy card not later than April 25, 2017, the day before the Annual Meeting, for your proxy to be valid and your vote to count. Your shares will be voted according to your instructions.

If you do not specify how you want your shares voted, they will be voted as recommended by our Board.

(4)   In Person at the Annual Meeting: If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the Annual Meeting.

If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you may vote:

(1) Over the Internet or by Telephone: You will receive instructions from your broker or other nominee if they permit internet or telephone voting. You should follow those instructions.

(2)   By Mail: If you have elected to receive printed materials, you will receive instructions from your broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3)   In Person at the Meeting: Contact your broker or other nominee who holds your shares to obtain a legal proxy and bring it with you to the Annual Meeting. A legal proxy is not the form of proxy included with this proxy statement. You will not be able to vote shares you hold in street name in person at the Annual Meeting unless you have a legal proxy from your broker or other nominee issued in your name giving you the right to vote your shares.

Q. Can I change my vote?	A. If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the Annual Meeting. To do so, you must do one of the following:

(1)   Vote over the internet or by telephone as instructed above. Only your latest internet or telephone vote is counted. You may not change your vote over the internet or by telephone after 11:59 p.m., Eastern time, on April 25, 2017.

(2)   If you have elected to receive printed materials, sign a new proxy and submit it as instructed above. Only your latest dated proxy, received by Broadridge not later than April 25, 2017, will be counted.

(3)   Attend the Annual Meeting, request that your proxy be revoked and vote in person as instructed above. Attending the Annual Meeting will not revoke your internet vote, telephone vote or proxy, as the case may be, unless you specifically request it.

If your shares are held in street name, you may submit new voting instructions by contacting your broker or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer above.

Q. Will my shares be voted if I do not return my proxy?

A.    If your shares are registered directly in your name, your shares will not be voted if you do not vote over the internet, by telephone, by returning a proxy card via the mail or by ballot at the Annual Meeting.

If your shares are held in street name, your broker or other nominee may, under certain circumstances, vote your shares if you do not timely return your proxy. Brokers can vote their customers’ unvoted shares on discretionary matters but cannot vote such shares on non-discretionary matters. If you do not timely return a proxy to your broker to vote your shares, your broker may, on discretionary matters, either vote your shares or leave your shares unvoted.

The election of directors (Proposal 1) and the advisory “say-on-pay” vote (Proposal 2) are non-discretionary matters. The ratification of the appointment of our independent auditors (Proposal 3) is a discretionary matter.

We encourage you to provide voting instructions to your broker or other nominee by giving your proxy to them. This ensures that your shares will be voted at the Annual Meeting according to your instructions.

Q. How many shares must be present to hold the Annual Meeting?

A.    A majority of our outstanding shares of common stock must be present to hold the Annual Meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the internet, by telephone, by completing and submitting a proxy through the mail or that are represented in person at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. In addition, we will count as present shares held in street name by banks, brokers or nominees that indicate on their proxies that they do not have authority to vote those shares on non-discretionary matters. If a quorum is not present, we expect to adjourn the Annual Meeting until we obtain a quorum.

Q. What vote is required to approve each proposal and how are votes counted?

A.     Proposal 1—Election of Three Class I Directors

        The Annual Meeting will be uncontested with respect to the election of directors. An uncontested election means that there are as many candidates standing for election as there are vacancies on the Board. As a result, a nominee for Class I director will be elected if the votes cast “FOR” the nominee’s election at the Annual Meeting exceed the votes cast “AGAINST” the nominee’s election. Proposal 1 is a non-discretionary matter. Therefore, if your shares are held in street name and you do not vote your shares, your broker or other nominee cannot vote your shares on Proposal 1. Shares held in street name by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes FOR or AGAINST any nominee and will be treated as “broker non-votes.” Broker non-votes will not be counted as votes cast and will have no effect on the voting on Proposal 1. If you vote to ABSTAIN, your shares will not be voted FOR or AGAINST the nominee and will not be counted as votes cast. Voting to ABSTAIN will have no effect on the voting on Proposal 1. With respect to Proposal 1, you may:

• vote FOR all nominees;

• vote FOR one or more nominees and AGAINST the other nominee(s);

• AGAINST all nominees; or

• ABSTAIN from voting with respect to all or specific nominees.

Proposal 2—Non-Binding Advisory “Say-on-Pay” Vote on the Compensation of our Named Executive Officers

To approve Proposal 2, stockholders holding a majority of the votes cast on the matter must vote FOR the approval of the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in this proxy statement. Proposal 2 is a non-discretionary matter. Therefore, if your shares are held in street name and you do not vote your shares, your broker or other nominee cannot vote your shares on Proposal 2. Shares held in street name by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 2 will not be counted as votes FOR or AGAINST Proposal 2 and will be treated as broker non-votes. Broker non-votes will not be counted as votes cast and will have no effect on the voting on Proposal 2. If you vote to ABSTAIN on this Proposal 2, your shares will not be voted FOR or AGAINST the proposal and will not be counted as votes cast on Proposal 2. Voting to ABSTAIN will have no effect on the voting on Proposal 2. With respect to Proposal 2, you may:

• vote FOR the non-binding resolution;

• vote AGAINST the non-binding resolution; or

• ABSTAIN from voting on the non-binding resolution.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our Board (or any committee thereof). However, our Compensation Committee and our Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Proposal 3—Ratification of Appointment of Independent Auditors

To approve Proposal 3, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. Proposal 3 is a discretionary matter. Therefore, if your shares are held in street name and you do not vote your shares, your broker or other nominee may vote your unvoted shares on Proposal 3. If you vote to ABSTAIN on Proposal 3, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast on Proposal 3. Voting to ABSTAIN will have no effect on the voting on Proposal 3.

Although stockholder approval of our Audit Committee’s appointment of BDO USA, LLP, or BDO, as our independent auditors for the year ending December 31, 2017 is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If Proposal 3 is not approved at the Annual Meeting, our Audit Committee may reconsider its appointment of BDO as our independent auditors for the year ending December 31, 2017.

Q. What happens if the votes cast “FOR” an incumbent director nominee do not exceed the votes cast “AGAINST” such nominee in an uncontested election?

A.    Under our majority vote standard for the election of directors, in an uncontested election, a nominee for election as a Class I Director at the Annual Meeting will only be elected if the votes cast “FOR” such nominee exceed the number of votes cast “AGAINST” such nominee. Our Corporate Governance Guidelines require that as a condition to being nominated by the Board for re-election as a director, each incumbent director must tender to the Board an irrevocable resignation that will become effective upon both (i) only in the case of an uncontested election, the candidate’s failure to receive the required vote and (ii) Board acceptance of such resignation. If any incumbent director does not receive the required vote in an uncontested election, the Board will decide (based on the recommendation of a committee of independent directors) whether to accept the director’s resignation within 90 days after the election results are certified. We will promptly publicly disclose the Board’s decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision. If the Board accepts the director’s resignation, the Board may fill the resulting vacancy or may decrease the size of the Board in accordance with our amended and restated bylaws. Our Corporate Governance Guidelines are posted on our website at http://ir.endurance.com/corporate-governance.cfm.

Q. Are there other matters to be voted on at the Annual Meeting?

A.    We do not know of any matters that may come before the Annual Meeting other than the election of three Class I directors, the advisory “say-on-pay” vote, and the ratification of the appointment of our independent auditors. If any other matters are properly presented at the Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q. Where can I find the voting results?	A. We will report the voting results in a Current Report on Form 8-K within four business days following the adjournment of the Annual Meeting.

Q. Who bears the costs of soliciting these proxies?

A.    We will bear the cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies without additional compensation. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

MANAGEMENT AND CORPORATE GOVERNANCE

Board of Directors

The following table sets forth the name, age and position of each of our directors as of March 2, 2017.

Name	Age	Position

Hari Ravichandran	41	Chief Executive Officer and Director

James C. Neary(2)(3)	52	Chairman of the Board

Dale Crandall(1)	75	Director

Joseph P. DiSabato(2)(3)	50	Director

Tomas Gorny	41	Director

Michael Hayford(1)	57	Director

Peter J. Perrone(1)	49	Director

Chandler J. Reedy(3)	36	Director

Justin L. Sadrian(2)	44	Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee

Hari Ravichandran, a founder of our company, has served as a director of our company periodically since its inception and continuously since 2007 and as our chief executive officer since March 2011. Previously, Mr. Ravichandran served as our president from December 2009 to February 2016, and prior to that he had responsibility for a range of strategic, technology, operational and financial matters at our company. We believe that as a founder, and based on Mr. Ravichandran’s detailed knowledge of our company and our business, his service as our chief executive officer and his long career in the internet solutions industry, Mr. Ravichandran provides a critical contribution to our Board.

James C. Neary has served as our chairman since December 2011. Mr. Neary is a managing director and partner at Warburg Pincus and joined the firm in 2000. Mr. Neary is head of the firm’s industrial and business services group and a member of the firm’s executive management group. From 2010 to 2013, he led the firm’s late-stage efforts in the technology and business services sectors. From 2004 to 2010, he was co-head of the firm’s technology, media and telecommunications investment efforts. From 2000 to 2004, he led the firm’s capital markets activities. Prior to joining Warburg Pincus, Mr. Neary was a managing director at Chase Securities and worked in the leveraged finance group at Credit Suisse First Boston. Currently, he is a director of Wex Inc., four private companies and a trustee of a not-for-profit institution. Within the last five years, Mr. Neary has served on the board of Fidelity National Information Services, Inc. and the boards of several private companies. We believe Mr. Neary is qualified to serve on our Board due to his extensive knowledge of strategy and business development, wide-ranging experience as a director and as chairman of other companies and his deep familiarity with our company.

Dale Crandall has served as a director of our company since June 2013. Mr. Crandall founded Piedmont Corporate Advisors, Inc., a private financial consulting firm, in 2003 and currently serves as its president. Mr. Crandall also serves as a director of Ansell Limited, Bridgepoint Education, Inc. and two private companies. Previously, Mr. Crandall served as lead trustee of The Dodge & Cox Mutual Funds, and as a director of Coventry Health Care, Inc. and Metavante Technologies, Inc. We believe Mr. Crandall is qualified to serve on our Board due to his strong foundation in financial reporting and accounting matters for complex organizations and his extensive executive leadership and management experience.

Joseph P. DiSabato has served as a director of our company since December 2011. Mr. DiSabato worked for Goldman Sachs from 1988 to 1991, rejoined Goldman Sachs in 1994 and has served as managing director in its Principal Investment Area since 2000. Mr. DiSabato serves as a director for four private companies. We believe Mr. DiSabato is qualified to serve on our Board due to his extensive knowledge of financial and accounting matters and his familiarity with our company.

Tomas Gorny has served as a director of our company since 2007. Mr. Gorny also co-founded and served as chief executive officer and chairman of iPower, Inc. from 2001 to 2007 and, following our acquisition of iPower in 2007, he remained in a senior leadership role at iPower until 2010. Mr. Gorny is the chief executive officer and chairman of Unitedweb, Inc., a company that invests in internet and technology companies, where he has served since 2008 when he co-founded the company. In addition to serving as a director of Unitedweb, Mr. Gorny serves on the boards of many of the private companies in which Unitedweb has invested. We believe Mr. Gorny is qualified to serve on our Board due to his extensive experience in our industry and detailed knowledge of our company and our business.

Michael D. Hayford has served as a director of our company since June 2013. From October 2009 until his retirement in June 2013, Mr. Hayford served as the chief financial officer at Fidelity National Information Services, Inc. Prior to joining Fidelity National Information Services, Mr. Hayford was with Metavante Technologies, Inc., a bank technology processing company, from 1992 through September 2009. He served as the chief operating officer at Metavante Technologies from May 2006 through September 2009 and as the president from November 2008 through September 2009. From November 2007 through October 2009, Mr. Hayford served on the board of Metavante Technologies. Mr. Hayford is a member of the board of directors and chairman of the audit committee of West Bend Mutual Insurance Company. We believe Mr. Hayford is qualified to serve on our Board due to his extensive executive leadership and management experience, as well as his background in financial reporting and accounting matters.

Peter J. Perrone has served as a director of our company since December 2011. Mr. Perrone is the chief financial officer at Percolate Industries, Inc., a marketing technology company, where he has served since December 2015. Previously, Mr. Perrone served as the chief financial officer of Limelight Networks, Inc., a digital presence management company, from November 2013 to December 2015, and as its senior vice president from August 2013 to November 2013. Mr. Perrone also served as a director of Limelight Networks from 2006 to August 2013. From 1999 to August 2013, Mr. Perrone was with Goldman Sachs, where he had served as managing director in its Principal Investment Area since 2007. Within the last five years, Mr. Perrone has served on the boards of five private companies. We believe Mr. Perrone is qualified to serve on our Board due to his experience evaluating and providing guidance and strategic advice to technology and software companies, as well as his deep familiarity with our company.

Chandler J. Reedy has served as a director of our company since December 2011. Mr. Reedy is a managing director and partner at Warburg Pincus, where he has also served as an associate and as a principal, and joined the firm in 2004. Mr. Reedy leads the firm’s late-stage investments in the technology and business services sectors. Prior to joining Warburg Pincus, he worked in UBS’ Investment Banking Division where he advised corporations and financial sponsors on mergers and acquisitions and leveraged financings. Currently, Mr. Reedy is a director of two private companies. Within the last five years, he has served on the boards of four additional private companies. We believe Mr. Reedy is qualified to serve on our Board due to his extensive knowledge of strategy and business development, wide-ranging experience as a director and deep familiarity with our company.

Justin L. Sadrian has served as a director of our company since December 2011. Mr. Sadrian is a managing director and partner at Warburg Pincus and joined the firm in 2000. Mr. Sadrian focuses on the firm’s media, internet and information investments. Prior to joining the firm, Mr. Sadrian worked at JP Morgan in its investment banking and private equity groups. Currently, he is a director of six private companies and one not-for-profit institution. Within the last five years, Mr. Sadrian has served on the boards of Grubhub Inc. and four additional private companies. We believe Mr. Sadrian is qualified to serve on our Board due to his extensive knowledge of strategy and business development, wide-ranging experience as a director and deep familiarity with our company.

There are no family relationships among any of our directors or executive officers.

Composition of the Board of Directors

Our Board currently consists of nine members. The current members of our Board were elected in compliance with the provisions of a stockholders agreement among our company and certain holders of our common stock. See page 17 under “Related Person Transactions—Stockholders Agreement.” In particular, investment funds and entities affiliated with Warburg Pincus designated Messrs. Neary, Reedy and Sadrian, and may designate up to one additional director, for election to our Board, and investment funds and entities affiliated with Goldman Sachs designated Mr. DiSabato, for election to our Board. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

In accordance with the terms of our restated certificate of incorporation and amended and restated bylaws, our Board is divided into three classes, each of whose members will serve for staggered three year terms. The members of the classes are divided as follows:

•	the Class I directors are Messrs. Hayford, Perrone and Reedy, and their terms will expire at this Annual Meeting;

•	the Class II directors are Messrs. Crandall, Gorny and Sadrian, and their terms will expire at our annual meeting of stockholders held in 2018; and

•	the Class III directors are Messrs. DiSabato, Neary and Ravichandran, and their terms will expire at our annual meeting of stockholders held in 2019.

Our stockholders agreement provides that investment funds and entities affiliated with Warburg Pincus are entitled to designate up to:

•	four directors for election to our Board for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 32,339,279 shares of our common stock, which represents 50% of the shares of our common stock that they held immediately following the closing of our initial public offering, or IPO;

•	three directors for election to our Board for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 16,169,640 shares of our common stock, which represents 25% of the shares of our common stock that they held immediately following the closing of our IPO; and

•	one director for election to our Board for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 8,084,820 shares of our common stock, which represents 12.5% of the shares of our common stock that they held immediately following the closing of our IPO.

In addition, our stockholders agreement provides that investment funds and entities affiliated with Goldman Sachs are entitled to designate one director to our Board for so long as investment funds and entities affiliated with Goldman Sachs hold an aggregate of at least 5,213,194 shares of our common stock, which represents 25% of the shares of our common stock that they held immediately following the closing of our IPO.

Our restated certificate of incorporation provides that the authorized number of directors may be changed only by our Board, subject to the rights of any holders of any series of our preferred stock; provided that the authorized number of directors may not exceed ten as long as investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs are entitled to designate at least one director. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our Board may have the effect of delaying or preventing changes in our control or management.

Our stockholders agreement provides that any director designated by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs may be removed with or without cause only by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, respectively. In addition, our restated certificate of incorporation and our amended and restated bylaws provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors; provided that if investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, collectively, hold at least a majority of our outstanding capital stock, our directors, other than a director designated by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, may be removed with or without cause by the affirmative vote of the holders of a majority of our outstanding capital stock.

Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. Under our majority vote standard for the election of directors, in an uncontested election, a nominee for election as a director will only be elected if the votes cast “FOR” such nominee exceed the number of votes cast “AGAINST” such nominee.

Director Independence

Our common stock is listed on the NASDAQ Global Select Market. Rule 5605 of the NASDAQ Listing Rules requires a majority of a listed company’s board of directors to be comprised of independent directors. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

Our Board has undertaken a review of the composition of the Board and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board has determined that each of our directors, with the exception of Messrs. Ravichandran and Gorny, is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. Our Board also determined that Messrs. Crandall, Hayford and Perrone, who are members of our Audit Committee, Messrs. DiSabato, Neary and Sadrian, who comprise our Compensation Committee, and Messrs. DiSabato, Neary and Reedy, who comprise our Nominating and Corporate Governance Committee, satisfy the respective independence standards for such committees established by the SEC and the NASDAQ Listing Rules, as applicable. In making such determinations, our Board considered the relationships that each such non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

Our corporate governance guidelines provide that the roles of chairman of the Board and chief executive officer may be separated or combined. Our Board has considered its leadership structure and determined that at this time the roles of chairman of the Board and chief executive officer should be separate. Separating the chairman and the chief executive officer positions allows our chief executive officer to focus on running the business, while allowing the chairman of our Board to lead the Board in its fundamental role of providing advice to and oversight of management. Mr. Neary has been an integral part of the leadership of our company and our

Board since December 2011, and his strategic vision has guided our growth and performance. Our Board believes that Mr. Neary is best situated to ensure that the Board’s attention and efforts are focused on the most critical matters. Mr. Ravichandran has served as our chief executive officer since March 2011. As our Board has determined that each of our directors other than Messrs. Ravichandran and Gorny is independent, our Board believes that the independent directors provide effective oversight of management. Our Board believes that its leadership structure is appropriate because it strikes an effective balance between strategy development and independent leadership and management oversight in the board process.

Board Committees

Our Board has established Audit, Compensation, and Nominating and Corporate Governance Committees, each of which operates under a charter that has been approved by our Board. A copy of each committee’s charter has been posted on the corporate governance section of our website, www.endurance.com.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	overseeing our risk assessment and risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the Audit Committee report required by SEC rules to be included in our proxy statement for our annual meeting of stockholders.

All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee.

The members of our Audit Committee are Messrs. Crandall, Hayford and Perrone. The Audit Committee met fourteen times during 2016.

Our Board has determined that Mr. Crandall is an “audit committee financial expert” as defined by applicable SEC rules.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	reviewing and approving the compensation of our chief executive officer and our other executive officers;

•	overseeing the evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	annually reviewing and making recommendations to our Board with respect to director compensation;

•	periodically reviewing and making recommendations to the Board with respect to management succession planning;

•	reviewing and discussing with management our “Compensation Discussion and Analysis”; and

•	preparing the Compensation Committee report required by SEC rules to be included in our proxy statement for our annual meeting of stockholders.

The members of our Compensation Committee are Messrs. DiSabato, Neary and Sadrian. The Compensation Committee met seven times during 2016 and acted by written consent eight times. For additional information about the role and responsibilities of our Compensation Committee, see page 26 under “Executive Compensation—Compensation Discussion and Analysis—Setting Executive Compensation—Oversight of Executive Compensation Program.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board members;

•	recommending to our Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	developing and recommending to the Board corporate governance principles; and

•	overseeing an annual evaluation of the Board.

The members of our Nominating and Corporate Governance Committee are Messrs. DiSabato, Neary and Reedy. The Nominating and Corporate Governance Committee met two times during 2016 and acted by written consent once.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or served during 2016, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee. None of the members of our Compensation Committee is an officer or employee of our company, nor has any member ever been an officer or employee of our company.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website, www.endurance.com. In addition, we intend to post on our website all disclosures that are required by law or the NASDAQ Listing Rules concerning any amendments to, or waivers from, any provision of the code.

Director Nomination Process

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates (other than directors appointed by Warburg Pincus and Goldman Sachs pursuant to our stockholders agreement) includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria specified in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, commitment to understanding our business and industry, experience, conflicts of interest and ability to act in the interests of stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee.

Our Board does not have a formal policy with respect to diversity, but our corporate governance guidelines provide that the backgrounds and qualifications of the directors considered as a group should provide a significant breadth of experience, knowledge and abilities that will assist the Board in fulfilling its responsibilities.

The director biographies on pages 7 to 8 indicate each director nominee’s experience, qualifications, attributes and skills that led the Board to conclude that each should continue to serve as a member of our Board. Our Board believes that each of the director nominees has had substantial achievement in his professional and personal pursuits, and possesses talents and experience that will contribute to our success.

Stockholder Nominations

Stockholders may recommend individuals to our Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary, Endurance International Group Holdings, Inc., 10 Corporate Drive, Suite 300, Burlington, MA 01803. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth under “Stockholder Proposals for 2018 Annual Meeting.” If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy statement and proxy card for the next annual meeting. Otherwise, candidates nominated by stockholders in accordance with the procedures set forth in the bylaws will not be included in our proxy statement and proxy card for the next annual meeting.

Board Meetings and Attendance

Our Board met, either in person or telephonically, seven times during 2016 and acted by written consent five times. During 2016, each director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he then served.

Our directors are invited to attend our annual meetings of stockholders, but are not required to do so. Mr. Ravichandran attended our 2016 annual meeting of stockholders.

Communicating with the Independent Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the Board, with the assistance of our chief legal officer, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are generally forwarded to all directors, or to specified individual directors, if applicable, if they relate to important substantive matters and include suggestions or comments that our chief legal officer considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications to our Board should address such communications to Board of Directors, c/o Corporate Secretary, Endurance International Group Holdings, Inc., 10 Corporate Drive, Suite 300, Burlington, MA 01803.

Executive Officers Who Are Not Directors

The following table sets forth the name, age and position of each of our executive officers who are not also directors as of March 2, 2017.

Name	Age	Position

Marc Montagner	55	Chief Financial Officer

Kathy Andreasen	51	Chief Administrative Officer

David C. Bryson	64	Chief Legal Officer

John Orlando	51	Chief Marketing Officer

Kenneth J. Surdan	53	Chief Product Officer

Marc Montagner has served as our chief financial officer since September 2015. Mr. Montagner was previously chief financial officer at LightSquared, Inc. from January 2012 until August 2015. Previously, he had been executive vice president of strategy, development and distribution at LightSquared from 2009 to 2010. On May 14, 2012, LightSquared filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. From June 2010 to December 2011, Mr. Montagner served as managing partner of DuPont Circle Partners LLC. Prior to joining LightSquared in February of 2009, Mr. Montagner was managing director and co-head of the Global Telecom, Media and Technology Merger and Acquisition Group at Banc of America Securities. Until 2006, he was senior vice president, corporate development and M&A with the Sprint Nextel Corporation. Prior to 2002, Mr. Montagner was a managing director in the Media and Telecom Group at Morgan Stanley.

Kathy Andreasen has served as our chief administrative officer since February 2016 and our chief people officer since September 2012. From October 2011 to October 2012, Ms. Andreasen was an independent human resources strategy consultant. From October 2010 to September 2011, she served as chief people officer of AOL Inc. From December 2009 to October 2010, Ms. Andreasen served as chief human resources officer of Orchard Brands, a multi-channel retailer. From May 2008 to June 2009, Ms. Andreasen was head of human resources of Bill Me Later, a division of eBay Inc.

David C. Bryson has served as our chief legal officer since July 2013. He served as an executive vice president from May 2011 until July 2013 and as our general counsel from April 2005 until July 2013, as well as from 2000 to 2002. From 2002 to 2004, Mr. Bryson served as chief regulatory counsel at FleetBoston Financial Corporation.

John Orlando has served as our chief marketing officer since August 2016. Prior to joining Endurance, Mr. Orlando held several positions at Constant Contact, Inc., which we acquired in February 2016. Mr. Orlando served as chief marketing officer of Constant Contact from January 2016 to August 2016, vice president of customer and product marketing from October 2014 to January 2016 and vice president of product marketing from September 2013 to October 2014. From 2012 to 2013, Mr. Orlando was general manager and chief operating officer of RoundBuzz, a subsidiary of Sixth Sense Media, and from 2010 to 2012 he served as executive vice president of worldwide marketing and business development of Sixth Sense Media.

Kenneth J. Surdan has served as our chief product officer since June 2016. From June 2012 to June 2016, Mr. Surdan served as senior vice president of product at Constant Contact, Inc., which we acquired in February 2016. Previously, Mr. Surdan served as vice president of operations at Turbine Inc. from October 2008 to June 2012. From 2007 to 2008, he was senior vice president of technology at TripAdvisor, Inc., and from 2004 to 2007 he was chief operating officer and chief technology officer at SmartBargains.com.

RELATED PERSON TRANSACTIONS

Other than compensation arrangements for our directors and named executive officers, which are described elsewhere in the “Executive Compensation” section of this proxy statement, below we describe transactions since January 1, 2016 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Commercial Arrangements with Related Parties

Tregaron India Holdings, LLC, dba GlowTouch Technologies, provides us with a range of India-based outsourced services, including email- and chat-based customer and technical support, billing support, compliance monitoring, domain registrar support, marketing support, network monitoring, engineering and development support and web design and web building services. Certain of these services are provided to us by GlowTouch Technologies through its affiliates, including Diya Systems (Mangalore) Private Limited, or Diya, Glowtouch Technologies Pvt. Ltd, or Glowtouch, and Touch Web Designs, LLC, or Touch Web.

Diya provides outsourced sales and support services, as well as electricity and associated IT systems, to certain of our India-based businesses. Diya also leases office space to us pursuant to a deed of lease which extends through March 31, 2022, although we may terminate the lease early subject to payment of specified termination fees. Currently, rent under the lease is approximately $26,000 per month based on current exchange rates and increases by 5% annually through the end of the term.

Vidya Ravichandran and Indira Ravichandran, Mr. Ravichandran’s sister and mother, respectively, are majority owners of GlowTouch Technologies. Dr. V. Ravichandran, Mr. Ravichandran’s father, is chief executive officer of both Diya and Glowtouch and Vidya Ravichandran is president of GlowTouch Technologies and Touch Web. In 2016, we recorded expenses of $14.3 million for the services provided to us and office space leased to us by GlowTouch Technologies and its affiliates.

Interactive Business Services, LLC, or IBS, provides website security products that we and IBS offer to our customer base. Mr. Gorny, Mr. Ravichandran and a business partner of Mr. Gorny indirectly own IBS. Under our current agreement with IBS, we pay IBS $675,000 per year for specified website security products provided to our customers. The agreement also involves revenue share arrangements between the parties, a minimum sales commitment by IBS and an agreement by us to use IBS as the exclusive external sales organization for a designated set of website security products for our major U.S. operated brands. The agreement has an initial term of five years ending in November 2019, although we may terminate it early subject to payment of specified termination fees. We may also terminate the agreement without penalty if IBS does not meet its minimum sales commitment for specified periods or in certain other specified circumstances. In 2016, we recorded expenses of $5.1 million in connection with our relationship with IBS. We are currently in discussions with IBS to potentially amend the agreement in order for IBS to provide us with content delivery networks (CDNs) for inclusion in our standard hosting packages.

Registration Rights Agreement

We entered into a second amended and restated registration rights agreement, dated October 25, 2013, or the 2013 registration rights agreement, with certain holders of our common stock, including our principal stockholders, pursuant to which we have agreed to register the sale of shares of our common stock under specified circumstances. As of March 2, 2017, holders of a total of 72,183,096 shares of our common stock have the right to require us to register these shares under the Securities Act of 1933, as amended, or the Securities Act, under specified circumstances. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act.

We may be required by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs to register all or part of their shares of common stock in accordance with the Securities Act and the 2013 registration rights agreement. The net aggregate offering price of shares that investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs propose to sell in any underwritten offering must be at least $50 million, or such holder must propose to sell all of such holder’s shares if the net aggregate offering price of such shares is less than $50 million. We are not obligated to effect more than three demand registrations at the request of investment funds and entities affiliated with Warburg Pincus and one demand registration at the request of investment funds and entities affiliated with Goldman Sachs, or effect more than one marketed underwritten offering in any consecutive 90-day period without the consent of investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs. There is no limitation on the number of unmarketed underwritten offerings that we may be obligated to effect at the request of investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs. We have specified rights to delay the filing or initial effectiveness of, or suspend the use of, any registration statement filed or to be filed in connection with an exercise of a holder’s demand registration rights.

In addition, if we propose to file a registration statement under the Securities Act with respect to specified offerings of shares of our common stock, we must allow holders of registration rights to include their shares in that registration. These registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares to be registered and our right to delay a registration statement under specified circumstances. Pursuant to the 2013 registration rights agreement, we are required to pay all registration expenses and indemnify each participating holder with respect to each registration of registrable shares that is completed.

Stockholders Agreement

We entered into a stockholders agreement, dated October 24, 2013, which we refer to as the stockholders agreement, with certain holders of our common stock, including investment funds and entities affiliated with Warburg Pincus and Goldman Sachs. The stockholders agreement contains agreements among the parties with respect to the election of our directors, certain restrictions on the issuance and transfer of shares and certain corporate governance matters. The material terms of the stockholders agreement are described below.

Director Designees; Chairman

Under the terms of the stockholders agreement, investment funds and entities affiliated with Warburg Pincus are entitled to designate up to:

•	four directors for election to our Board for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 32,339,279 shares of our common stock, which represents 50% of the shares of our common stock that they held immediately following the closing of our IPO;

•	three directors for election to our Board for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 16,169,640 shares of our common stock, which represents 25% of the shares of our common stock that they held immediately following the closing of our IPO; and

•	one director for election to our Board for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 8,084,820 shares of our common stock, which represents 12.5% of the shares of our common stock that they held immediately following the closing of our IPO.

In addition, investment funds and entities affiliated with Goldman Sachs are entitled to designate up to one director to our Board for so long as investment funds and entities affiliated with Goldman Sachs hold an aggregate of at least 5,213,194 shares of our common stock, which represents 25% of the shares of our common stock that they held immediately following the closing of our IPO.

For so long as investment funds and entities affiliated with Warburg Pincus are entitled to designate at least three directors to our Board, the directors designated by investment funds and entities affiliated with Warburg Pincus will be entitled to designate the chairman of our Board.

Removal of Directors

Any director designated by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs may be removed with or without cause only by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, respectively.

Quorum

For so long as investment funds and entities affiliated with Warburg Pincus have the right to designate at least one director for election to our Board and for so long as investment funds and entities affiliated with Goldman Sachs have the right to designate at least one director for election to our Board, in each case, a quorum of our Board will not exist without at least one director designee of each of Warburg Pincus and Goldman Sachs present at such meeting; provided that if a meeting of our Board fails to achieve a quorum due to the absence of a director designee of Warburg Pincus or Goldman Sachs, as applicable, the presence of at least one director designee of Warburg Pincus or Goldman Sachs, as applicable, will not be required in order for a quorum to exist at the next meeting of our Board.

Approval Rights

For so long as investment funds and entities affiliated with Warburg Pincus have the right to designate at least three directors for election to our Board, in addition to any other vote required by applicable law, certain actions required or permitted to be taken by our stockholders and certain specified corporate transactions may be effected only with the affirmative vote of 75% of our Board, including:

•	acquisitions or business combination transactions involving any other entity with an enterprise value in excess of $200 million in the aggregate;

•	mergers or other business combinations or other transactions involving a sale of all or substantially all of our and our subsidiaries’ assets or a “change in control” under our indebtedness documents;

•	dispositions of our or our subsidiaries’ assets with a value in excess of $200 million, other than sales of inventory or products in the ordinary course of business;

•	any change in the size of our Board;

•	any amendment to our restated certificate of incorporation or our amended and restated bylaws;

•	any termination of our chief executive officer or designation of a new chief executive officer;

•	any change in the composition of any committee of our Board;

•	except for ordinary course compensation arrangements, entering into, or modifying, any arrangements with one of our executive officers or any of our or our executive officers’ affiliates or associates;

•	issuance of additional shares of our or our subsidiaries’ capital stock, subject to certain limited exceptions;

•	incurrence of indebtedness, in a single transaction or a series of related transactions, that exceeds five times consolidated EBITDA, as defined in our Third Amended and Restated Credit Agreement, dated November 25, 2013, by and among us, EIG Investors Corp., as borrower, the lenders party thereto, and Credit Suisse AG, as administrative agent, as amended or restated from time to time, which we refer to as the credit agreement, for the preceding 12 months, subject to certain exceptions; and

•	any amendment to the definition of consolidated EBITDA in the credit agreement.

For so long as investment funds and entities affiliated with Goldman Sachs have the right to designate one director for election to our Board, the approval of the director designated by investment funds and entities affiliated with Goldman Sachs will be required for amendments to certain agreements with us if such amendments are disproportionately favorable to investment funds and entities affiliated with Warburg Pincus as compared to investment funds and entities affiliated with Goldman Sachs.

Corporate Opportunities

To the fullest extent permitted by law, we have, on behalf of ourselves, our subsidiaries and our and their respective stockholders, renounced any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may be presented to Warburg Pincus, Goldman Sachs or any of their respective affiliates, partners, principals, directors, officers, members, managers, employees or other representatives, and no such person has any duty to communicate or offer such business opportunity to us or any of our subsidiaries. Further, no such person shall be liable to us or any of our subsidiaries or any of our or its stockholders for breach of any duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to us or our subsidiaries. This exculpation from liability does not apply in the case of any such person who is a director or officer of ours, where such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of ours.

Indemnification Agreements

Our restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with all of our directors and executive officers. These indemnification agreements require us, among other things, to indemnify each such director and executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of our directors or executive officers, as applicable.

Although directors designated for election to our Board by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs may have certain rights to indemnification, advancement of expenses or insurance provided or obtained by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, respectively, we have agreed in our stockholders agreement that we will be the indemnitor of first resort, will advance the full amount of expenses incurred by each such director and, to the extent that investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs or their insurers make any payment to, or advance any expenses to, any such director, we will reimburse those investment funds and entities and their insurers for such amounts.

Transactions with Goldman Sachs

Certain affiliates of The Goldman Sachs Group, Inc., including GS Capital Partners VI Fund, L.P., GS Capital Partners VI Offshore Fund, L.P. and related entities, or the Goldman Sachs Funds, beneficially own approximately 10.8 % of our outstanding capital stock, and Mr. DiSabato, one of our directors, is a managing director at Goldman Sachs. See page 46 under “Principal Stockholders” and page 7 under “Management and Corporate Governance.”

In December 2015, we entered into a three-year interest rate cap with a subsidiary of Goldman, Sachs & Co. which limits our exposure to interest rate increases on $500.0 million of our outstanding debt. In 2016, we paid approximately $3.0 million to a subsidiary of Goldman, Sachs & Co. for this interest rate cap.

In connection with and concurrently with our acquisition of Constant Contact, Inc. in February 2016, we entered into a $735 million first lien incremental term loan facility, or the Incremental Term Loan Facility, and a $165 million revolving credit facility, or the New Revolving Facility (which replaced our previously existing

$125 million revolving credit facility), and our wholly owned subsidiary EIG Investors Corp. issued 10.875% senior notes in the aggregate principal amount of $350.0 million due 2024, or the Notes. An affiliate of Goldman, Sachs & Co. provided loans in the aggregate principal amount of $312.4 million under the Incremental Term Loan Facility and a commitment in the aggregate principal amount of $57.6 million under the New Revolving Facility, and Goldman, Sachs & Co. acted as a book-running manager in our offering of the Notes and purchased approximately $148.8 million worth of the Notes. In connection with the issuance of the Notes, we agreed to assist the initial purchasers, including Goldman, Sachs & Co., in marketing the Notes and we incurred expenses on behalf of the initial purchasers of approximately $0.8 million in 2016. The foregoing financing arrangements were provided in accordance with a commitment letter we entered into with an affiliate of Goldman, Sachs & Co. and certain other investment banks in November 2015.

In connection with the issuance of the Notes, we entered into a registration rights agreement with the initial purchasers of the Notes, including Goldman, Sachs & Co. Pursuant to this registration rights agreement, in November 2016, we filed an exchange offer registration statement with respect to a registered offer, or the Exchange Offer, to exchange the Notes for substantially identical notes, or the Exchange Notes, except that the Exchange Notes are registered under the Securities Act and the transfer restrictions and registration rights and related additional interest provisions applicable to the Notes do not apply to the Exchange Notes. The Exchange Offer was consummated on January 30, 2017.

We also filed a registration statement providing for the registration of certain secondary transactions in the Exchange Notes by Goldman, Sachs & Co. and its affiliates. We incurred expenses of approximately $0.1 million in 2016 for the filing of this registration statement.

Goldman, Sachs & Co. also served as a financial advisor in connection with our acquisition of Constant Contact and in 2016 we paid approximately $8.6 million to Goldman, Sachs & Co. in connection with these services.

Arrangements with Executive Officers and Directors

For a description of the compensation arrangements we have with our executive officers and directors, see page 40 under “Executive Compensation—Employment and Compensation Arrangements with Named Executive Officers” and page 44 under “Executive Compensation—Director Compensation.”

Ronald LaSalvia’s daughter is employed by us as a senior manager of corporate communications. Ms. LaSalvia’s total compensation for 2016 was approximately $124,000, which includes a restricted stock award that vests over four years, and she was eligible for company benefits available to other employees in a similar position. Mr. LaSalvia served as our President and Chief Operating Officer until March 1, 2017. The compensation paid to Ms. LaSalvia was reviewed and approved by the Audit Committee in accordance with our related person transactions policy.

Policies and Procedures for Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which our company is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our chief legal officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in or is not inconsistent with our company’s best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined that transactions that are specifically contemplated by provisions of our restated certificate of incorporation and amended and restated bylaws do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors has reviewed the audited financial statements of Endurance International Group Holdings, Inc. (the “Company”) for the fiscal year ended December 31, 2016 and discussed them with the Company’s management and BDO USA, LLP, the Company’s independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, the Company’s independent registered public accounting firm various communications that the Company’s independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees).

The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the Company’s independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors of Endurance International Group Holdings, Inc.

Dale Crandall, Chairman

Michael Hayford

Peter J. Perrone

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis describes our executive compensation program, including the 2016 compensation of our named executive officers, or NEOs, who are listed below:

Name	Title
Hari Ravichandran	Chief Executive Officer
Marc Montagner	Chief Financial Officer
Ronald LaSalvia	Former President and Chief Operating Officer (resigned as President and Chief Operating Officer effective March 1, 2017)
Kathy Andreasen	Chief Administrative Officer
Kenneth Surdan	Chief Product Officer

Executive Overview

Business Overview and 2016 Performance Highlights

We are a leading provider of cloud-based platform solutions designed to help small and medium-sized businesses, or SMBs, succeed online. We serve approximately 5.37 million subscribers globally with a comprehensive suite of products and services that help SMBs get online, get found and grow their businesses. Historically, our products focused largely on web hosting and other basic web presence solutions such as domains, but over time we have expanded to offer security, site backup, premium domains, search engine optimization (“SEO”) and search engine marketing (“SEM”), Google Adwords, mobile solutions, social media enablement, website analytics, email marketing and productivity and e-commerce tools, among others. More recently, we have launched additional products and services, including website builders, mobile site builders and new hosting brands, both to satisfy existing subscriber needs and to expand the product gateways through which new subscribers initially reach us. We refer to these newer products and services as “gateway products”.

On February 9, 2016, we acquired Constant Contact, Inc., or Constant Contact, a leading provider of online marketing tools that are designed for small organizations, for a total purchase price of approximately $1.1 billion.

Beginning with the fourth quarter and full year 2016, we are reporting our financial results in two reportable segments, web presence and email marketing. The web presence segment generally consists of the products we historically sold prior to the acquisition of Constant Contact, including web hosting, domains, and related web presence products and services, and the email marketing segment consists of the products and services historically offered by Constant Contact, principally email marketing solutions, but also including event marketing, survey tools and our SinglePlatform digital storefront product.

Our 2016 financial results reflected solid free cash flow and better than expected cost synergies from the Constant Contact acquisition, resulting in healthy performance by our email marketing segment, but were below our expectations as of the beginning of 2016 due to the underperformance of our web presence segment. Our web presence segment financial results for 2016 were negatively affected by new gateway products we introduced early in the year, which had higher subscriber acquisition costs and subscriber churn than we originally anticipated. In response to these results, we significantly reduced our marketing investments on gateway products during the second half of the year and have now stopped marketing most of these products altogether. Our web presence segment was also negatively impacted by relatively flat revenue and subscriber growth within our core hosting business, which resulted from several factors, including: flat marketing expenditures relative to 2015 in the first half of 2016 as a result of our focus on gateway products during that period; operational challenges that negatively impacted product, customer support and user experience for some of our key web hosting brands; and trends in the competitive landscape.

We are focusing on several initiatives in 2017 in order to address the challenges we encountered in 2016, including strengthening our key brands, improving the product, customer support and user experience for our web presence segment, and various initiatives to expand revenue streams through expansion of our international business, cross-selling products between our two segments and other product initiatives. Please see our Annual Report on Form 10-K filed with the SEC on February 24, 2017, particularly “Management’s Discussion and Analysis” and “Risk Factors”, for further discussion of our 2016 results, our outlook for 2017 and risks affecting our business.

Pay Philosophy

We expect our executive officers to initiate and carry out sustainable growth strategies and create long-term value for our stockholders. Company and individual performance are therefore key factors in our executive compensation program design. Our executive compensation programs are intended to:

•	Link compensation to stockholder value creation and the long-term growth of our company;

•	Be aligned with stockholder interests;

•	Be market competitive with the firms with which we compete for executives, so that we can attract, retain and reward the best talent;

•	Support our key operating financial goals, which may include revenue, adjusted EBITDA and free cash flow objectives; and

•	Reflect each executive’s individual performance and career potential.

Key Features of Executive Compensation Program

Our Compensation Committee has designed our executive compensation program to deliver compensation in accordance with company and individual performance. For 2016, an average of approximately 85% of total compensation under our program (as set forth in the “Total Compensation” column of the Summary Compensation Table below) for our NEOs other than Mr. Ravichandran consisted of long-term equity incentives that are variable and dependent upon performance actually achieved. These long-term incentives consist of stock options whose value depends on stock price appreciation, restricted stock or restricted stock units that vest over time provided that the executive remains employed with us, and in the case of Ms. Andreasen and Messrs. Montagner and LaSalvia, performance-based restricted stock with vesting dependent upon the achievement of financial targets and continued employment with us. Mr. Ravichandran’s 2016 compensation consisted of a $200,000 base salary, and he did not receive any bonuses or new equity awards. See page 27 under “Hari Ravichandran—2016 Compensation” below.

The key elements, compensation objectives and principles of our overall 2016 executive compensation program, and information on how these relate to company and individual performance, are summarized in the table below.

Compensation Element	Compensation Objectives and Principles	Relation to Performance
Base Salary—fixed annual cash salary

•  Compensates NEOs for services rendered during the year in the form of fixed cash compensation.

•  Base salary levels are generally set to reflect each NEO’s role and responsibilities, value to us, experience, performance, internal equity and market competitiveness.

•  Increases in base salary reflect economic conditions, business conditions, the Compensation Committee’s assessment of company and individual performance over the prior year, and potential of the individual to contribute to our success.

Compensation Element	Compensation Objectives and Principles	Relation to Performance
Annual Bonus—variable cash payment based on company and individual performance	• Motivate and reward NEOs for achieving specific company performance goals over a one-year period. • Payment is not guaranteed and payout levels vary according to company and individual performance.

•  Company performance determines the extent to which the annual bonus will be funded (if at all), subject to the discretion of the Compensation Committee.

•  Annual bonuses are subject to adjustment based upon individual performance.

Long-Term Incentives (LTI)—equity awards that focus executives on the long-term performance of the company	• Align NEOs’ interests with those of our stockholders and drive long-term value creation. • Pay-for-performance focus. • Reward NEOs for long-term growth. • Attract, retain, motivate and reward NEOs.

•  50% of the LTI value for our NEOs other than Mr. Ravichandran (excluding the 2016 PRSAs to Ms. Andreasen and Messrs. Montagner and LaSalvia, as defined below) is delivered as stock options, which motivates them to take actions which should increase our stock price.

•  50% of the LTI value for our NEOs other than Mr. Ravichandran (excluding the 2016 PRSAs) is delivered as restricted stock or restricted stock units, which provides retention incentives and aligns NEO interests with those of stockholders.

Executive Compensation Best Practices

In addition to a general focus on pay-for-performance, our executive compensation program features a number of best practices that are designed to focus our NEOs on our long-term performance and to align their interests with those of our stockholders generally:

•	None of our NEOs have guaranteed base salary increases or bonuses.

•	We do not provide our NEOs with any defined benefit pension or supplemental pension benefits.

•	With the exception of modest umbrella liability insurance coverage, all benefits and perquisites offered to NEOs are generally consistent with those offered to all full time employees.

•	None of our NEOs have “golden parachute” excise tax gross-up arrangements.

•	We use an independent compensation consultant and benchmark our compensation practices against a peer group of similar companies within a reasonable size range of us.

•	With the exception of performance-based awards, equity awards granted to our NEOs have “double-trigger” vesting and will be accelerated only in the event we undergo a change in control and the executive’s employment is terminated without cause by us, or, if applicable, for good reason by the executive, within one year of the change in control.

•	Our compensation program does not encourage excessive risk taking.

•	Our stock incentive plans do not permit repricing or exchange of underwater stock options without stockholder approval.

•	We prohibit hedging of our stock by employees.

•	Annual advisory “say-on-pay” vote on NEO compensation.

Setting Executive Compensation

Oversight of Executive Compensation Program

Our Compensation Committee is responsible for overseeing our executive compensation program. Our Compensation Committee reviews and approves the compensation of Mr. Ravichandran and our other executive officers after taking into account such factors as our financial and operational performance, Mr. Ravichandran’s recommendations with respect to the compensation of his direct reports, the input of Ms. Andreasen, its own assessment of the performance of each executive officer, market data for comparable positions and prevailing industry compensation trends and practices. Our Compensation Committee has full discretion to approve, modify or reject any compensation change recommended by Mr. Ravichandran for other executive officers.

The Compensation Committee has the ability to delegate certain of its responsibilities to subcommittees, but has not done so to date. The Compensation Committee may also delegate to executive officers the ability to approve grants under our stock incentive plans to employees who are not executive officers or directors.

Our Compensation Committee has engaged Exequity, LLP, or Exequity, an independent compensation consulting firm, to advise it on executive compensation, equity plan design and related corporate governance matters. In 2016, Exequity advised our Compensation Committee with respect to the composition of our executive compensation peer group, evaluating and benchmarking our executive compensation programs in relation to peer group practices, and benchmarking our stock incentive plan utilization and overhang rates in relation to peer group practices. The Compensation Committee has assessed Exequity’s independence from management as required by the NASDAQ Listing Rules and has concluded that Exequity’s engagement does not present a conflict of interest.

Benchmarking of Executive Compensation for 2016

The Compensation Committee evaluates our executive compensation program based on our business and talent development strategies, the Committee members’ business judgment and a group of peer companies, which in 2016 consisted of 18 companies that were in similar or complementary industries, had comparable market capitalizations and revenues, and/or were competitors for key executive talent.

The peer group used for our executive compensation decisions for 2016 consisted of the following companies:

Bankrate Inc. Cimpress N.V. Cogent Communications Group, Inc. Constant Contact, Inc.[1] CoStar Group, Inc. Dealertrack Technologies, Inc. GoDaddy Inc. J2 Global, Inc. NetSuite Inc.	Pandora Media, Inc. Rackspace Hosting, Inc. SolarWinds, Inc. SS&C Technologies Holdings, Inc. The Ultimate Software Group, Inc. VeriSign, Inc. Web.com Group, Inc. WebMD Health Corp. Yelp, Inc.

[1]	Benchmarking was based on Constant Contact pre-acquisition compensation practices.

We do not target a specific, relative percentile positioning for total direct compensation, or the elements of total direct compensation, for NEO pay levels. Instead, we review total direct compensation for each position and the mix of elements to ensure that compensation is adequate to attract and retain key NEOs.

Compensation Risk

We believe that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our company, as we believe we have allocated compensation among base salary and short- and long-term compensation opportunities in a manner that does not encourage excessive risk taking. We have reached this conclusion based on the following factors:

•	Base salaries, including those of our NEOs, are fixed and based on the respective responsibility of the individual. Base salaries are generally designed to provide a predictable income at market-competitive levels, regardless of our financial or stock price performance.

•	Our annual bonus program, the Management Incentive Plan, or MIP, is based on company-wide objectives rather than on the objectives of a specific operating geography or operating segment. We believe this encourages decision making that is in the best interest of our company and stockholders as a whole.

•	Bonuses under the MIP are capped at a maximum payout of 150% of target and payouts are subject to adjustment based on the Compensation Committee’s discretion. We believe both of these features act as disincentives to excessive risk taking.

•	Long-term compensation opportunities consist of equity-based awards such as restricted stock, restricted stock units and options that vest over four years in the case of time-based awards, and performance-based awards that generally require both the achievement of designated metrics and employment through a specified date. We believe that this encourages our executives to make decisions that are in the best long-term interests of our company as a whole because the ultimate value of these awards is realized over time based upon company performance.

2016 “Say-On-Pay” Vote

We held our first required advisory “say-on-pay” vote at our Annual Meeting of Stockholders on May 26, 2016. Because the Compensation Committee had already approved 2016 executive officer salaries, target bonuses and equity grants in April 2016, the results of the say-on-pay vote were not a material factor in these decisions. However, in the future, the Compensation Committee expects to consider the results of say-on-pay votes when determining executive compensation decisions and policies.

2016 Executive Compensation

This section describes Mr. Ravichandran’s compensation, particularly the performance-based restricted stock award, or PRSA, granted to him in 2015 and the shares earned pursuant to that award during 2016, and discusses the key components of 2016 compensation for our other NEOs: base salary, annual bonus and long-term incentive awards.

Hari Ravichandran—2016 Compensation

Base Salary and Bonus

In 2015, in connection with the grant of the PRSA described below and in order to further align Mr. Ravichandran’s compensation with corporate performance, we and Mr. Ravichandran amended his employment agreement to reduce his base salary from $750,000 to $200,000 effective October 1, 2015, and to reduce his annual cash bonus with respect to calendar years 2015, 2016 and 2017 to zero unless otherwise determined by the Board or the Compensation Committee. As a result of these changes made in 2015, Mr. Ravichandran’s base salary for 2016 was $200,000 and he did not receive an annual cash bonus. His base salary will be reviewed for increase no later than June 30, 2018, which is the end of the Performance Period (as defined below) under the PRSA, and he will be considered for a discretionary bonus for the 2018 calendar year and annually thereafter.

Performance-Based Restricted Stock Award

In September 2015, our Compensation Committee and Board approved the grant of the PRSA to Mr. Ravichandran. The PRSA provides an opportunity for Mr. Ravichandran to earn up to 3,693,754 shares of our common stock, or the Award Shares, over a three-year period beginning on July 1, 2015 and ending on June 30, 2018, or the Performance Period. Award Shares may be earned based on our achieving pre-established threshold, target and maximum levels of free cash flow per share, which is defined in the award agreement as Unlevered Free Cash Flow (as reported), as defined in our Form 8-K filed on August 4, 2015, less interest paid2, divided by the number of outstanding shares of our common stock (excluding the Award Shares) at the end of the applicable Performance Quarter or Performance Year, each as defined below.

If free cash flow per share for the Performance Period were at the target level throughout the entire Performance Period, Mr. Ravichandran would earn 2,350,571 of the Award Shares for the Performance Period. If free cash flow per share were above the threshold level but below the target level for the Performance Period, he would earn fewer Award Shares, and if it were above the target level for the Performance Period, he would earn up to the maximum number of the Award Shares. The threshold, target and maximum levels were designed to be reasonably attainable, difficult but attainable, and challenging, respectively. The award structure is specifically designed to incentivize performance in excess of the target level by accelerating the number of Award Shares Mr. Ravichandran would receive for results above target. Our Board and Compensation Committee believe that achieving target level performance over the Performance Period would represent meaningful free cash flow per share growth from levels at the time of grant and would create significant stockholder value, and that achieving the maximum level would represent exceptional performance.

Award Shares may be earned during each calendar quarter during the Performance Period (each, a Performance Quarter) if we achieve a threshold, target or maximum level of free cash flow per share for the Performance Quarter. If free cash flow per share is less than the threshold level for a Performance Quarter, no Award Shares will be earned during that Performance Quarter, otherwise approximately 139,915 shares, 195,881 shares or 307,812 shares will be earned for achievement of the threshold, target or maximum level, respectively, for a Performance Quarter, with linear interpolation used to determine the number of Award Shares between threshold and target or target and maximum. Award Shares that were not earned during a Performance Quarter may be earned later during the then current twelve month period from July 1st to June 30th during the Performance Period (each, a Performance Year) at a threshold, target or maximum level of free cash flow per share for the Performance Year. If free cash flow per share is less than the threshold level for a Performance Year, no Award Shares will be earned during that Performance Year, otherwise approximately 559,660 shares, 783,524 shares or 1,231,251 shares will be earned for achievement of the threshold, target or maximum level, respectively, for a Performance Year, with linear interpolation used to determine the number of Award Shares between threshold and target or target and maximum. Award Shares earned due to meeting quarterly performance goals for Performance Quarters during a Performance Year count towards the Award Shares that may be earned due to meeting an annual performance goal for that Performance Year.

In order to account for the potential concentration of growth capital expenditures in a particular Performance Year, in certain instances free cash flow per share that exceeds the threshold level for a later Performance Year (in the event that the threshold level for the immediately preceding Performance Year was not met) or that exceeds the maximum level for a later Performance Year can be applied to earn Award Shares that were not earned in the immediately preceding Performance Year. However, free cash flow per share may not be applied to more than one Performance Year.

[2]

Please see Appendix A for the calculation and reconciliation to GAAP cash flow from operations of free cash flow per share as defined in the PRSA for all completed Performance Quarters and Performance Years through the fourth quarter of 2016.

If there is a change in control (as defined in Mr. Ravichandran’s employment agreement) while Mr. Ravichandran is employed by us or Mr. Ravichandran’s employment is terminated due to death or disability (as defined in Mr. Ravichandran’s employment agreement) during a given Performance Quarter, Mr. Ravichandran will be entitled to any Award Shares earned for previous Performance Quarters, together with a number of Award Shares equal to the target level of Award Shares for that Performance Quarter and for any additional remaining Performance Quarters during the Performance Period.

If we terminate Mr. Ravichandran’s employment without cause or he resigns for good reason (as such terms are defined in his employment agreement), Mr. Ravichandran will be entitled to any Award Shares earned for previous Performance Quarters, together with the number of Award Shares that are earned for the Performance Quarter in which his employment ends (but no less than the target number of Award Shares for such Performance Quarter).

Except as described above, Mr. Ravichandran must be employed by us at the end of the Performance Period (June 30, 2018) in order to become vested in any Award Shares that have been earned under the PRSA. Award Shares that have been earned based on free cash flow per share performance as described above will be forfeited if, prior to a change in control, Mr. Ravichandran resigns without good reason or his employment is terminated by us for cause before the end of the Performance Period.

The following table summarizes Award Shares that have been earned since the grant of the award through December 31, 2016:

	Target Free Cash Flow (FCF) Per Share			Actual FCF Per Share(1)	Award Shares Earned
	Threshold	Target	Maximum
Performance Quarter ended September 30, 2015	$0.29	$0.30	$0.32	$0.28	—
Performance Quarter ended December 31, 2015	$0.29	$0.30	$0.32	$0.30	195,881
Performance Quarter ended March 31, 2016	$0.30	$0.31	$0.33	$0.31	195,881
Performance Quarter ended June 30, 2016	$0.30	$0.31	$0.33	$0.40	307,815
Performance Year ended June 30, 2016	$1.18	$1.22	$1.30	$1.26	315,789	(2)
Performance Quarter ended September 30, 2016	$0.31	$0.34	$0.36	$0.25	—
Performance Quarter ended December 31, 2016	$0.31	$0.34	$0.36	$0.33	184,115

(1)	Please see Appendix A for the calculation and reconciliation to GAAP cash flow from operations of actual free cash flow per share as defined in the PRSA for all completed Performance Quarters and Performance Years through the fourth quarter of 2016.
(2)	Represents the difference between the number of Award Shares earned due to meeting an annual performance goal for the Performance Year (1,015,366) and the Award Shares earned due to meeting quarterly performance goals for Performance Quarters during the Performance Year (699,577).

Components of 2016 Executive Compensation Program—Base Salary

During 2016, base salaries for Messrs. Montagner and LaSalvia were increased effective April 4, 2016 to reflect expanded duties and responsibilities. Our Compensation Committee considered benchmarking data from our peer group when approving these increases. Ms. Andreasen’s 2016 base salary was unchanged from 2015.

Effective October 1, 2015, Mr. Ravichandran’s base salary was decreased to $200,000 and remained the same in 2016, as discussed above.

The chart below shows the 2015 and 2016 base salaries for our NEOs:

Name	2015 Base Salary ($)	2016 Base Salary ($)	Change ($/%)
Hari Ravichandran	200,000	200,000	—
Marc Montagner	450,000	475,000	6%
Ronald LaSalvia	400,000	450,000	13%
Kathy Andreasen	350,000	350,000	—
Kenneth Surdan(1)	—	375,000	—

(1)	Mr. Surdan joined us on February 9, 2016 in connection with our acquisition of Constant Contact.

Components of 2016 Executive Compensation Program—Annual Bonus

2016 Management Incentive Plan (MIP)

Our annual bonuses are granted under the MIP, which is designed to reward our NEOs (other than Mr. Ravichandran, who is not eligible to receive an annual bonus unless otherwise determined by the Board or the Compensation Committee as described above on page 27 under “Hari Ravichandran—2016 Compensation”) for our achievement of designated performance targets for a fiscal year.

For 2016, the MIP had three pre-established targets: an adjusted revenue target weighted at 50%, an adjusted EBITDA target weighted at 25% and an adjusted free cash flow target weighted at 25%. For purposes of the 2016 MIP, these targets are defined as follows:

•	Adjusted revenue means GAAP revenue adjusted to exclude the impact of any fair value adjustments to deferred revenue resulting from acquisitions (which we sometimes refer to as the “purchase accounting adjustment”).

•	Adjusted EBITDA means GAAP net income (loss) plus (i) changes in deferred revenue, depreciation, amortization, stock-based compensation expense, loss of unconsolidated entities, net loss on sale of assets, impairment of other intangibles, expenses related to integration of acquisitions and restructurings, transaction expenses and charges, certain legal advisory expenses, interest expense and income tax expense, less (ii) earnings and gains related to unconsolidated entities, net gain on sale of assets and the impact of purchase accounting related to reduced fair value of deferred domain registration costs.

•	Adjusted free cash flow means GAAP cash flow from operations less capital expenditures and capital lease obligations, plus transaction expenses and charges.[3]

Please see Appendix A for a reconciliation of actual 2016 results for each of these targets to its nearest comparable GAAP financial measure.

The percentage achievement of each target is weighted accordingly and added together to derive the Company Achievement Factor. The 2016 MIP provided, subject to the Compensation Committee’s discretion, that the bonus pool under the MIP would not be funded at all unless the Company Achievement Factor was 90% or greater, at which point the bonus pool would be funded as follows:

Company Achievement Factor	Bonus Pool Funding
90%	50%
95%	95%
100%	100%
104%	125%
108%	150%

[3]	Our Form 8-K filed on May 3, 2016 incorrectly defined adjusted free cash flow as used in the 2016 MIP as cash flow from operations, less capital expenditures and capital lease obligations, plus transaction expenses and charges, integration and restructuring expenses and certain legal advisory expenses.

Bonus pool funding is determined using linear interpolation between the stated percentages. If the Company Achievement Factor were to be equal to or greater than 108%, the maximum bonus pool funding level under the 2016 MIP would have been 150%.

Our original 2016 targets under the MIP were $1.185 billion for adjusted revenue, $405 million for adjusted EBITDA, and $185 million for adjusted free cash flow, or the Original Targets. Our actual 2016 results were $1.131 billion for adjusted revenue, $351 million for adjusted EBITDA and $147 million for adjusted free cash flow. Our 2016 Company Achievement Factor based upon the Original Targets was 89.3%, meaning that under the Original Targets, the bonus pool under the 2016 MIP would not have been funded at all, and therefore none of our employees participating in the MIP would have received a bonus.

The Compensation Committee has discretion under the MIP to adjust MIP payouts, and in February 2017, the Committee exercised this discretion to provide for funding of the 2016 MIP bonus pool at 75% of target levels for the general employee population and at 60% of target levels for our executive officers, which includes the NEOs. The Compensation Committee determined, based on its own judgment and on input from Mr. Ravichandran and Ms. Andreasen, that not funding the bonus pool at all would negatively impact employee morale, retention and motivation, and unnecessarily penalize employees who had limited influence over the factors that caused us to miss the Original Targets. The Committee concluded that a bonus pool funding rate of 75% of target was appropriate to sustain morale and promote retention for the general employee base, and that a lower funding rate of 60% of target was appropriate for executive officers, including the NEOs.

The bonus pool available for executive officer bonuses was determined by adding together the bonus amounts that each of our individual executive officers would receive if he or she were paid at 60% of his or her target bonus, based upon his or her eligible earnings and target bonus percentage. The Committee then allocated the resulting total executive officer bonus pool among the executive officers based upon Mr. Ravichandran’s recommendations and its own assessment of each individual’s performance.

The Compensation Committee determined that Mr. LaSalvia would not receive a bonus under the 2016 MIP, given his high level of responsibility for our achievement of our financial targets and operational performance. Mr. Montagner, Ms. Andreasen and Mr. Surdan each received bonus payouts of 60% of their eligible earnings under the MIP, in order to reflect solid performance in their respective areas during the year.

The following table provides further detail about the 2016 annual bonus as calculated under the MIP for each participating NEO:

Name	2016 MIP Bonus Eligible Earnings ($)	Target Percent of Eligible Earnings	2016 Bonus Pool Funding	Individual Performance Multiplier	Actual 2016 MIP Annual Bonus Earned ($)
Marc Montagner	468,269	75%	60%	100%	210,722
Ronald LaSalvia	436,539	60%/75%(1)	60%	0%	—
Kathy Andreasen	350,000	50%/60%(1)	60%	100%	115,501
Kenneth Surdan(2)	281,250	60%	60%	100%	101,250

(1)	Calculations prorated to reflect the impact of an increase to target bonus percentage effective July 1, 2016.
(2)	Mr. Surdan joined us on February 9, 2016 in connection with our acquisition of Constant Contact and was eligible to participate in the MIP effective April 1, 2016.

Constant Contact Bonus Plan

Mr. Surdan also participated in the 2016 Constant Contact Bonus Plan, or the 2016 CTCT Plan, for the first quarter of 2016. His individual target bonus for this period was $56,250. The 2016 CTCT Plan had two targets for the first quarter, each weighted at 50%: a quarterly revenue growth, or QRG, target and an adjusted EBITDA margin target. QRG was defined for the first quarter of as the difference between (i) first quarter 2016 GAAP revenue of Constant Contact and its subsidiaries, adjusted to exclude the impact of fair value adjustments to deferred revenue resulting from our acquisition of Constant Contact, or Q1 2016 Adjusted Revenue, and (ii) fourth quarter 2015 Constant Contact GAAP revenue. Adjusted EBITDA margin was defined as first quarter 2016 net income of Constant Contact and its subsidiaries, adjusted for depreciation and amortization, transaction expenses, certain legal advisory expenses, integration and restructuring expenses, income taxes, interest and other income as a percentage of Q1 2016 Adjusted Revenue. The QRG target for the first quarter of 2016 was $150,000 and actual QRG was $204,488, and the adjusted EBITDA margin target was $22.40% and actual adjusted EBITDA margin was 23.23%, resulting in a payout of $72,304 to Mr. Surdan. The 2016 CTCT Plan has been discontinued.

Components of 2016 Executive Compensation Program—Long-Term Incentives

Annual Equity Awards

In 2016, for NEOs other than Mr. Ravichandran, who is discussed separately on page 27 under “Hari Ravichandran—2016 Compensation,” we granted annual long-term incentives in the form of stock options, restricted stock and restricted stock units. Excluding the 2016 PRSAs described below, the value of the long-term incentives was allocated 50% to options and 50% to restricted stock awards, or RSAs, for Ms. Andreasen and Messrs. Montagner and LaSalvia, and was allocated 50% to options and 50% to restricted stock units, or RSUs, for Mr. Surdan. The number of shares subject to these equity awards was determined for the RSA or RSU component by dividing the “Value Delivered as RSAs or RSUs” shown below by the closing price of a share of our common stock on the grant date of the relevant award, and for the stock option component by dividing the “Value Delivered as Stock Options” shown below by one-third of the closing price of a share of our common stock on the grant date of the relevant award.

Name	2016 Target LTI Value ($)	Value Delivered as Stock Options ($)	Shares Underlying Stock Options (#)	Value Delivered as RSAs or RSUs ($)	Shares Underlying RSAs or RSUs (#)
Marc Montagner	2,500,000	1,250,000	337,837	1,250,000	112,613
Ronald LaSalvia	3,500,000	1,750,000	472,972	1,750,000	157,658
Kathy Andreasen	1,250,000	625,000	168,917	625,000	56,307
Kenneth Surdan	1,500,000	750,000	135,134	750,000	67,568

The stock options reflected in the table above were granted with an exercise price equal to the stock price on the grant date, with 25% vesting on the first anniversary of the grant date and an additional 1/48th vesting monthly thereafter, and have a term of 10 years. Restricted stock and restricted stock units vest over four years, with 25% vesting on each anniversary of the grant date.

Performance-Based Restricted Stock Awards

In February 2016, our Compensation Committee approved the grant of performance-based restricted stock awards, or the 2016 PRSAs, to Mr. Montagner, Mr. LaSalvia and Ms. Andreasen. Mr. Montagner’s 2016 PRSA provides him with an opportunity to earn up to 223,214 shares of our common stock, with a target of 178,571 shares. Mr. LaSalvia’s 2016 PRSA provides him with an opportunity to earn up to 260,416 shares of our common stock, with a target of 208,333 shares. Ms. Andreasen’s 2016 PRSA provides her with an opportunity to earn up to 148,810 shares of our common stock, with a target of 119,048 shares.

The shares subject to the 2016 PRSAs are earned based on the Constant Contact business achieving a performance metric, or the Performance Metric, consisting of an adjusted revenue target weighted at 50%, an adjusted EBITDA target weighted at 25% and an adjusted free cash flow target weighted at 25%, in each case for the twelve-month period ending December 31, 2016, assuming for this purpose that our acquisition of Constant Contact had taken place on January 1, 2016. The components of the Performance Metric for the 2016 PRSAs are defined differently than the targets for the 2016 MIP because they assume Constant Contact had been part of our business for all of calendar year 2016, do not reflect the allocation of corporate overhead costs to Constant Contact and (in the case of adjusted free cash flow) exclude the negative impact of cash interest payments and include changes in deferred revenue. For purposes of the 2016 PRSAs:

•	Constant Contact adjusted revenue means revenue from Constant Contact, Inc. and its subsidiaries, calculated in accordance with GAAP, for 2016 assuming that our acquisition of Constant Contact had taken place on January 1, 2016, and adjusted to exclude the impact of the purchase accounting adjustment from the Constant Contact acquisition.

•	Constant Contact adjusted EBITDA means net income (loss) from Constant Contact, Inc. and its subsidiaries for 2016, assuming that our acquisition of Constant Contact had taken place on January 1, 2016, plus (i) changes in deferred revenue, depreciation, amortization, stock-based compensation expense, loss of unconsolidated entities, net loss on sale of assets, expenses related to integration of acquisitions and restructurings, transaction expenses and charges, certain legal advisory expenses, interest expense and income tax expense, less (ii) earnings of unconsolidated entities, net gain on sale of assets and other non-recurring gains.

•	Constant Contact adjusted free cash flow means Constant Contact adjusted EBITDA, less (i) cash paid for restructuring charges and capital expenditures, plus or minus (ii) the change in working capital. Constant Contact adjusted free cash flow excludes any negative impact of cash interest payments, but includes changes in deferred revenue.

Please see Appendix A for additional information about actual 2016 results for each of these Performance Metric components.

The percentage of shares that are earned is calculated as follows, with linear interpolation used to determine the number of shares between the stated percentages:

Achievement of Performance Metric	Earned Shares
Less than 90%	0%
90%	40%
95%	76%
100%/	80%
Greater than or equal to 105%	100%

The targets under the 2016 PRSAs were $380 million for Constant Contact adjusted revenue, $129 million for Constant Contact adjusted EBITDA and $101 million for Constant Contact adjusted free cash flow, and our actual results were $383.1 million for Constant Contact adjusted revenue (100.8% of the target), $150.2 million for Constant Contact adjusted EBITDA (116.4% of the target) and $119.8 million for Constant Contact adjusted free cash flow (118.6% of the target), resulting in an aggregate Performance Metric of 109%. Upon Board confirmation and approval of the Performance Metric, and subject to the other terms and conditions of the 2016 PRSAs, each executive will earn the maximum number of shares subject to his or her award. These shares will vest on March 31, 2017, or the Determination Date.

If there is a change in control (as defined in the executive’s employment agreement) prior to the Determination Date while such executive is employed by us, the shares subject to the executive’s 2016 PRSA will vest immediately at 100% achievement of the Performance Metric and the remaining shares will be forfeited. If the executive’s employment is terminated without cause or due to death or disability or he or she resigns for good reason (as such terms are defined in the executive’s employment agreement) prior to the Determination Date, the shares subject to the executive’s 2016 PRSA will be reduced pro-rata based on the duration of his or her employment during the period from January 1, 2016 through the Determination Date and the reduced number of shares will vest on the Determination Date based on the actual level of achievement of the Performance Metric. Except as described above, the executive must be employed by us on the Determination Date in order for any shares subject to the 2016 PRSA to vest.

Benefits and Perquisites

For 2016, we provided our NEOs with the same benefits that are provided to all employees generally, including medical, dental and vision benefits, group term life insurance and participation in our 401(k) plan. We also provide our NEOs with umbrella liability insurance coverage, at our expense.

Severance and Change in Control Benefits

We believe that severance protections can play a valuable role in attracting and retaining key executive officers. In addition, severance protections in a change in control context help ensure leadership continuity and continued commitment during a time of transition, including a sustained focus on the best interests of stockholders and our company. Accordingly, we provide severance and change in control protection to our NEOs pursuant to their respective employment agreements and equity award agreements.

For detailed information about severance and change in control arrangements for our NEOs, see page 40 under “Employment and Compensation Arrangements with Named Executive Officers” and page 44 under “Potential Payments upon Termination or Change in Control” below.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to each of the company’s chief executive officer and the three most highly compensated executive officers other than the chief executive officer and chief financial officer. Certain compensation paid during a transition period following our initial public offering, or paid after the transition period pursuant to certain equity awards granted during the transition period, will be exempt from the deduction limitation under Section 162(m) of the Code. In addition, compensation that constitutes qualified performance-based compensation is not subject to the deduction limitation if certain requirements are met. We may structure and administer our Amended and Restated 2013 Stock Incentive Plan and our Constant Contact, Inc. Second Amended and Restated 2011 Stock Incentive Plan in a manner intended to comply with the performance-based compensation exception to Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under the Amended and Restated 2013 Stock Incentive Plan and our Constant Contact, Inc. Second Amended and Restated 2011 Stock Incentive Plan will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of our company and stockholders.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of Endurance International Group Holdings, Inc.

James C. Neary, Chairman

Joseph P. DiSabato

Justin L. Sadrian

Summary Compensation Table

The following table summarizes the total compensation paid or earned by our NEOs for each of the last three fiscal years during which the officer was an NEO.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Hari Ravichandran	2016	200,000		—		—	—	—	11,514	(4)	211,514
Chief Executive Officer (Principal Executive Officer)	2015	618,846		—		35,365,478	—	—	11,334		35,995,658
	2014	750,000		—		—	—	750,000	10,900		1,510,900

Marc Montagner(5)	2016	468,269	(6)	410,722	(7)	3,125,002	1,874,995	—	11,514	(4)	5,890,502
Chief Financial Officer (Principal Financial Officer)	2015	128,077		200,000		1,249,993	2,024,288	93,656	259,994		3,956,008

Ronald LaSalvia	2016	436,539	(6)	—		3,937,498	2,624,995	—	11,514	(4)	7,010,546
Former President and Chief Operating Officer	2015	400,000		—		1,000,007	1,634,134	214,500	11,334		3,259,975
	2014	400,000		200,000		—	—	—	10,900		610,900

Kathy Andreasen(8)	2016	350,000		115,501	(9)	1,875,012	937,489	—	12,594	(10)	3,290,596
Chief Administrative Officer	2015	343,269		—		500,003	817,062	150,938	11,334		1,822,606

Kenneth Surdan(11)	2016	335,650	(11)	101,250	(9)	750,005	749,994	72,304	9,380	(12)	2,018,583
Chief Product Officer

(1)	Amounts in this column reflect the aggregate grant date fair value of share-based compensation awarded during the year computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 718, or FASB ASC 718. The assumptions that we used to calculate these amounts are discussed in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
(2)	Amounts in this column reflect the aggregate Black Scholes grant date fair value of stock options awarded during the year computed in accordance with the provisions of FASB ASC 718. The assumptions that we used to calculate these amounts are discussed in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
(3)	Amounts in this column represent non-equity incentive plan compensation earned for the years shown based upon company and individual performance. The amounts paid under the 2016 MIP are shown in the “Bonus” column rather than in this column because the Compensation Committee exercised its discretion to fund the bonus pool under the 2016 MIP even though the company did not meet the threshold for bonus pool funding, as discussed on page 30 under “Components of 2016 Executive Compensation Program—Annual Bonus—2016 Management Incentive Plan (MIP)” above. The amount shown for Mr. Surdan represents a payment made to him under the 2016 CTCT Bonus Plan, as discussed on page 31 under “Components of 2016 Executive Compensation Program—Annual Bonus—Constant Contact Bonus Plan” above.
(4)	Amount consists of matching contributions to our 401(k) retirement plan made by us on the named executive officer’s behalf and premiums paid for an umbrella liability insurance policy and an associated $21 tax gross-up.
(5)	Mr. Montagner joined us as Chief Financial Officer on September 15, 2015.
(6)	Reflects increases in base salary effective April 4, 2016 (from $450,000 to $475,000 in the case of Mr. Montagner and from $400,000 to $450,000 in the case of Mr. LaSalvia).
(7)	Amount consists of $200,000 paid to Mr. Montagner as the second installment of his sign-on bonus and $210,722 paid to Mr. Montagner under the 2016 MIP.
(8)	Ms. Andreasen was not determined to be an NEO in 2014. Therefore, the Summary Compensation Table only includes compensation information for Ms. Andreasen for 2015 and 2016.

(9)	Amount consists of a payment to the applicable named executive officer under the 2016 MIP.
(10)	Amount consists of a wellness credit towards healthcare insurance, matching contributions to our 401(k) retirement plan made by us on Ms. Andreasen’s behalf and premiums paid for an umbrella liability insurance policy and an associated $21 tax gross-up.
(11)	Mr. Surdan joined us on February 9, 2016 in connection with our acquisition of Constant Contact.
(12)	Amount consists of cellphone reimbursement and matching contributions to our 401(k) retirement plan made by us on Mr. Surdan’s behalf.

2016 Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards made to our NEOs during the year ended December 31, 2016.

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Hari Ravichandran	—	(5)

Marc Montagner	—		175,602	351,203	526,805
	2/16/16					89,286	(6)	178,571	(6)	223,214	(6)				1,874,998
	4/28/16											112,613			1,250,004
	4/28/16												337,837	$11.10	1,874,995

Ronald LaSalvia	—		147,837	295,674	443,511
	2/16/16					104,166	(6)	208,333	(6)	260,416	(6)				2,187,494
	4/28/16											157,658			1,750,004
	4/28/16												472,972	$11.10	2,624,995

Kathy Andreasen	—		96,251	192,501	288,752
	2/16/16					59,524	(6)	119,048	(6)	148,810	(6)				1,250,004
	4/28/16											56,307			625,008
	4/28/16												168,917	$11.10	937,489

Kenneth Surdan	—	(7)	84,375	168,750	253,125
	—	(8)	40,781	56,250	77,344
	4/28/16											67,568			750,005
	4/28/16												135,134	$11.10	749,994

(1)	The 2016 MIP was approved by the Compensation Committee in April 2016. These columns show the potential bonus payments for each NEO under the 2016 MIP as if the Original Targets established for 2016 had been achieved at the threshold, target or maximum levels. Mr. Surdan also participated in the 2016 CTCT Plan and for Mr. Surdan, these columns also show his potential bonus payments under the 2016 CTCT Plan as if the financial goals established for the first quarter of 2016 had been achieved at the threshold, target or maximum levels. The bonus payments under the 2016 MIP and the 2016 CTCT Plan could range from zero if the threshold level of financial performance is not achieved, to a maximum of 150% of the target. The payment made to Mr. Surdan under the 2016 CTCT Plan for the first quarter of 2016 is shown in the Summary Compensation Table above in the column titled “Non-Equity Incentive Plan Compensation.” The payments made to our NEOs under the 2016 MIP are shown in the Summary Compensation Table in the column titled “Bonus” because the Compensation Committee exercised its discretion to fund the bonus pool under the 2016 MIP even though the company did not meet the threshold for bonus pool funding. See page 30 under “Components of 2016 Executive Compensation Program—Annual Bonus—2016 Management Incentive Plan (MIP)” above.

(2)	Represents restricted stock awards or restricted stock unit awards, as applicable, that vest annually over a four year period beginning on the date of grant, with 25% vesting on the first anniversary of grant and another 25% vesting on each successive anniversary of that date.
(3)	Represents stock options that vest over a four-year period beginning on the date of grant, with 25% vesting on the first anniversary of grant and the remainder vesting in equal monthly installments thereafter.
(4)	Amounts in this column reflect the aggregate grant date fair value of awards computed in accordance with the provisions of FASB ASC 718. The assumptions that we used to calculate these amounts are discussed in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
(5)	Pursuant to Mr. Ravichandran’s employment agreement, Mr. Ravichandran was not eligible for an annual bonus for 2016. See page 27 under “Hari Ravichandran—2016 Compensation” above.
(6)	Represents the aggregate number of shares underlying the 2016 PRSA that may be earned if the threshold, target or maximum performance goals are achieved. For a description of the 2016 PRSAs, see page 32 under “Components of 2016 Executive Compensation Program—Long-Term Incentives—Performance-Based Restricted Stock Awards” above.
(7)	Mr. Surdan was eligible to participate in the MIP effective April 1, 2016.
(8)	Mr. Surdan participated in the 2016 CTCT Plan for the first quarter of 2016.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table sets forth information regarding outstanding stock awards held as of December 31, 2016 by our NEOs.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(1)

Hari Ravichandran	2,159,604	568,584	(2)	12.00	10/25/23

						100,369	(3)	933,432

						1,199,481	(4)	11,155,173	2,494,272	(5)	23,196,730

Marc Montagner	79,072	173,964	(6)	14.82	9/15/25

	—	337,837	(7)	11.10	4/28/26

						63,259	(8)	588,309

						112,613	(9)	1,047,301

						223,214	(10)	2,075,890

Ronald LaSalvia	175,528	46,211	(11)	12.00	10/25/23

	68,150	95,427	(12)	18.34	4/30/25

	—	472,972	(7)	11.10	4/28/26

						9,785	(13)	91,001

						40,895	(14)	380,324

						157,658	(9)	1,466,219

						260,416	(10)	2,421,869

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(1)
Kathy Andreasen	117,010	30,816	(11)	12.00	10/25/23

	34,071	47,717	(10)	18.34	4/30/25

	—	168,917	(7)	11.10	4/28/26

						6,524	(13)	60,673

						20,448	(14)	190,166

						56,307	(9)	523,655

						148,810	(10)	1,383,933

Kenneth Surdan	17,776	—		5.39	6/20/19

	20,550	—		3.69	12/4/19

	—	135,134	(7)	11.10	4/28/26

						31,698	(15)	294,791

						9,725	(16)	90,443

						28,202	(17)	262,279

						16,114	(18)	149,860

						67,568	(9)	628,382

(1)	Represents the fair market value of shares that were unvested as of December 31, 2016, based on the closing market price of $9.30 on December 30, 2016.
(2)	These stock options vest in equal monthly installments over a four-year period beginning on October 25, 2013.
(3)	Represents restricted stock units, or RSUs, which vest in equal monthly installments over a four-year period beginning on October 25, 2013. The common stock represented by these RSUs will not be delivered to Mr. Ravichandran until the earlier to occur of November 24, 2017, the closing of a change in control of the company, 30 days following his death or disability, or three days after the termination of his service with us.
(4)	Represents the aggregate number of shares underlying Mr. Ravichandran’s PRSA that were earned by Mr. Ravichandran through December 31, 2016. Mr. Ravichandran must remain employed by us through June 30, 2018 in order for the shares to vest, except in the following circumstances: Mr. Ravichandran’s employment is terminated due to death or disability; we terminate Mr. Ravichandran’s employment without cause or he resigns for good reason; or a change in control of our company occurs while Mr. Ravichandran is employed by us. Upon the occurrence of any of the foregoing events, the shares will vest immediately. For a description of the PRSA, see page 27 under “Compensation Discussion and Analysis—2016 Executive Compensation—Hari Ravichandran—2016 Compensation” above.
(5)	Represents the remaining number of shares that may be earned by Mr. Ravichandran based on achievement of maximum performance pursuant to Mr. Ravichandran’s PRSA. For a description of the PRSA, see page 27 under “Compensation Discussion and Analysis—2016 Executive Compensation—Hari Ravichandran—2016 Compensation” above.
(6)	These stock options vest over a four-year period beginning on September 15, 2015, with 25% having vested on September 15, 2016 and the remainder vesting in equal monthly installments thereafter.
(7)	These stock options vest over a four-year period beginning on April 1, 2016, with 25% vesting on April 1, 2017 and the remainder vesting in equal monthly installments thereafter.
(8)	These restricted shares vest annually over a four-year period beginning on September 15, 2015, with 25% having vested on September 15, 2016 and 25% vesting on each successive anniversary of that date through September 15, 2019.
(9)	These restricted shares or RSUs, as applicable, vest annually over a four-year period beginning on April 1, 2016, with 25% vesting on April 1, 2017 and 25% vesting on each successive anniversary of that date through April 1, 2020.

(10)	As of December 31, 2016, the maximum level of the 2016 PRSA Performance Metric was met and upon Board confirmation and approval of the Performance Metric, the executive will earn the maximum number of shares subject to the award. The shares will vest on the Determination Date provided the executive is employed by us on such date. In the event of a change in control or if the executive’s employment is terminated without cause or due to death or disability or he or she resigns for good reason prior to the Determination Date, a lesser number of shares will vest. For a description of the 2016 PRSAs, see page 32 under “Compensation Discussion and Analysis—2016 Executive Compensation—Components of 2016 Executive Compensation Program—Long-Term Incentives” above.
(11)	These stock options vest over a four-year period beginning on October 25, 2013, with 25% having vested on October 25, 2014 and the remainder vesting in equal monthly installments thereafter.
(12)	These stock options vest over a four-year period beginning on April 1, 2015, with 25% having vested on April 1, 2016 and the remainder vesting in equal monthly installments thereafter.
(13)	These restricted shares vest annually over a four-year period beginning on October 25, 2013, with 25% having vested on October 25, 2014 and 25% vesting on each successive anniversary of that date through October 25, 2017.
(14)	These restricted shares vest annually over a four-year period beginning on April 1, 2015, with 25% having vested on April 1, 2016 and 25% vesting on each successive anniversary of that date through April 1, 2019.
(15)	Represents an RSU award assumed by us in connection with our acquisition of Constant Contact. The RSUs vest on March 31, 2017.
(16)	Represents an RSU award assumed by us in connection with our acquisition of Constant Contact. The RSUs vest in four quarterly installments through December 6, 2017.
(17)	Represents an RSU award assumed by us in connection with our acquisition of Constant Contact. The RSUs vest on December 31, 2017.
(18)	Represents an RSU award assumed by us in connection with our acquisition of Constant Contact. The RSUs vest in eight quarterly installments through December 2, 2018.

2016 Option Exercises and Stock Vested

The following table sets forth information regarding stock acquired upon vesting by our NEOs during the year ended December 31, 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting ($)(2)
Hari Ravichandran	142,554	(3)	1,328,476
Marc Montagner	21,086		182,394
Ronald LaSalvia	23,413		221,790
Kathy Andreasen	22,739		190,402
Kenneth Surdan	99,165	(4)	532,525

(1)	The number of shares acquired on vesting of stock awards reflects the gross number of shares vested, including shares that were sold to cover the payment of withholding taxes pursuant to the terms of the Amended and Restated 2013 Stock Incentive Plan.
(2)	Value determined by multiplying the number of vested shares by the closing market price of our common stock on the vesting date.
(3)	Amount represents vested RSUs of which (i) 120,396 shares of common stock will not be delivered to Mr. Ravichandran until the earlier to occur of November 24, 2017, the closing of a change in control of the company, 30 days following his death or disability, or three days after the termination of his service with us and (ii) 22,158 shares of common stock were delivered to Mr. Ravichandran on October 30, 2016.
(4)	In connection with our acquisition of Constant Contact, 25% of Mr. Surdan’s unvested restricted stock units that we assumed as part of the acquisition were modified to accelerate vesting to February 9, 2016. Amount includes 45,553 shares acquired as a result of such accelerated vesting.

Employment and Compensation Arrangements with Named Executive Officers

Hari Ravichandran

Employment Agreement

We are party to an employment agreement with Mr. Ravichandran dated September 30, 2013. This agreement had an initial term of three years and then automatically renews for successive one-year terms, unless either we or Mr. Ravichandran provides written notice of non-renewal to the other party at least 90 days prior to the expiration of the then-current term, or if it is terminated earlier in accordance with its terms. Other material terms of the agreement are summarized below.

Base Salary and Bonus

In September 2015, we and Mr. Ravichandran amended his employment agreement to reduce his base salary from $750,000 to $200,000 effective October 1, 2015, and to reduce his annual cash bonus with respect to calendar years 2015, 2016 and 2017 to zero unless otherwise determined by the Board or the Compensation Committee. Prior to this amendment, Mr. Ravichandran was entitled to receive an annual base salary of $750,000 and an annual bonus with a target opportunity of 100% of his base salary, with a maximum of 200% of his base salary.

The employment agreement, as amended, provides that Mr. Ravichandran’s base salary will be reviewed for increase no later than June 30, 2018, which is the end of the Performance Period under the PRSA granted to him by our Compensation Committee and Board in September 2015. For more information regarding the PRSA and the amendment to the employment agreement, see page 27 under “Hari Ravichandran—2016 Compensation” above.

Payments upon Termination of Employment

If Mr. Ravichandran’s employment is terminated without cause or he resigns his employment for good reason, as such terms are defined in his employment agreement, he is entitled under his employment agreement to the following severance payments:

•	continued payment of his base salary for a period of 24 months;

•	payment of an amount equal to two times the prior year’s annual bonus (or if the termination occurs within the one-year period following a change in control, an amount equal to the greater of the prior year’s annual bonus or his target annual bonus);

•	a lump sum payment in an amount that, after applicable taxes, is equal to the monthly COBRA premium that Mr. Ravichandran would be required to pay to continue group health insurance coverage for a period of 18 months following his termination; and

•	in the event that the termination occurs within the one-year period following a change in control, full acceleration of all unvested equity awards held by Mr. Ravichandran as of his termination date.

In order to receive these severance payments, Mr. Ravichandran must sign a general release in favor of us and our affiliates and abide by specified restrictive covenants, including two-year non-competition and non-solicitation covenants, as well as confidentiality and non-disparagement obligations.

In addition, if Mr. Ravichandran’s employment is terminated due to death or disability, he (or his estate or beneficiaries) will be entitled to exercise any vested stock options until the earlier of 3 years following the termination date or the final date such options are exercisable by their terms.

See page 27 under “Hari Ravichandran—2016 Compensation” for a discussion of the treatment of his PRSA upon termination of employment or a change in control.

Marc Montagner

Employment Agreement

We are party to an employment agreement with Mr. Montagner dated August 3, 2015. Mr. Montagner’s employment agreement has an initial term of two years, beginning on September 15, 2015, and then it automatically renews for successive one-year terms, unless either we or Mr. Montagner provides written notice of non-renewal to the other party at least 90 days prior to the expiration of the then-current term, or if it is terminated earlier in accordance with its terms. The material terms of Mr. Montagner’s employment agreement are summarized below.

Base Salary and Bonuses; Relocation Benefits

Mr. Montagner’s annual base salary is $475,000 and he is eligible to earn an annual bonus in accordance with the MIP, with a target opportunity of 75% of his base salary. Pursuant to his employment agreement, Mr. Montagner was also entitled to a sign-on bonus of $400,000 which was paid in two installments over 2015 and 2016, a relocation bonus of $250,000, and certain other relocation-related reimbursements.

Payments upon Termination of Employment

In the event Mr. Montagner is terminated without cause or he resigns his employment for good reason (as such terms are defined in his employment agreement), he will be entitled to continued payment of his base salary for a period of 12 months, or if the termination occurs within the one-year period following a change in control (as such terms are defined in his employment agreement), 24 months; payment of his annual bonus at target over a period of 12 months, or if the termination occurs within the one-year period following a change in control, 24 months; and reimbursement on a monthly basis for the COBRA premiums that he would be required to pay to continue group health insurance coverage for a period of up to 18 months following his termination. In order to receive these severance payments, Mr. Montagner must sign a general release in favor of us and our affiliates and abide by specified restrictive covenants, including 18-month non-competition and non-solicitation covenants, as well as confidentiality and non-disparagement obligations.

Equity Acceleration upon a Change in Control

The award agreements governing Mr. Montagner’s equity awards provide that in the event we undergo a change in control and Mr. Montagner’s employment is terminated without cause by us within the one-year period following the change in control, any remaining unvested portion of his equity awards will vest in full as of his termination date.

See page 32 under “Performance-Based Restricted Stock Awards” for a discussion of the treatment of Mr. Montagner’s 2016 PRSA upon termination of employment or a change in control.

Kathy Andreasen

Employment Agreement

We are party to an employment agreement with Ms. Andreasen dated February 22, 2016. Ms. Andreasen’s employment agreement has an initial term of two years and then automatically renews for successive one-year terms, unless either we or Ms. Andreasen provides written notice of non-renewal to the other party at least 90 days prior to the expiration of the then-current term, or if it is terminated earlier in accordance with its terms. The material terms of Ms. Andreasen’s employment agreement are summarized below.

Base Salary and Bonus

Ms. Andreasen’s annual base salary is $350,000 and she is eligible to earn an annual bonus in accordance with the MIP, with a target opportunity of 60% of her base salary.

Payments upon Termination of Employment

In the event Ms. Andreasen is terminated without cause or resigns her employment for good reason (as such terms are defined in her employment agreement), she will be entitled to continued payment of her base salary for a period of 12 months, or if the termination occurs within the one-year period following a change in control (as defined in the applicable employment agreement), 18 months; payment of annual bonus at target over a period of 12 months, or if the termination occurs within the one-year period following a change in control, 18 months; and reimbursement on a monthly basis for the COBRA premiums that she would be required to pay to continue group health insurance coverage for a period of up to 18 months following her termination. In order to receive these severance payments, Ms. Andreasen must sign a general release in favor of us and our affiliates and abide by specified restrictive covenants, including 18-month non-competition and non-solicitation covenants, as well as confidentiality and non-disparagement obligations.

Equity Acceleration upon a Change in Control

The award agreements governing Ms. Andreasen’s equity awards provide that in the event we undergo a change in control and her employment is terminated without cause by us within the one-year period following the change in control (as such terms are defined in the applicable award agreement), any remaining unvested portion of her equity awards will vest in full as of her termination date.

See page 32 under “Performance-Based Restricted Stock Awards” for a discussion of the treatment of Ms. Andreasen’s 2016 PRSA upon termination of employment or a change in control.

Ronald LaSalvia

Mr. LaSalvia resigned his position as our President and Chief Operating Officer effective March 1, 2017. From February 22, 2016 through February 28, 2017, Mr. LaSalvia had an employment agreement with us which had terms identical to Ms. Andreasen’s employment agreement described above, except for base salary and target bonus percentage (which were $450,000 and 75%, respectively, for Mr. LaSalvia as of December 31, 2016). This agreement terminated upon Mr. LaSalvia’s resignation as President and Chief Operating Officer. Mr. LaSalvia will remain employed with us in a senior leadership role within our web presence segment, and we expect to enter into a new employment agreement with Mr. LaSalvia that will modify his title, duties and responsibilities, base salary and annual bonus terms, but which will otherwise be substantially similar to his previous employment agreement.

The award agreements governing Mr. LaSalvia’s equity awards (other than his 2016 PRSA) provide that in the event we undergo a change in control and his employment is terminated without cause by us within the one-year period following the change in control (as such terms are defined in the applicable award agreement), any remaining unvested portion of his equity awards will vest in full as of his termination date. See page 32 under “Performance-Based Restricted Stock Awards” for a discussion of the treatment of Mr. LaSalvia’s 2016 PRSA upon termination of employment or a change in control.

Kenneth Surdan

Employment Agreement

We entered into an at-will offer letter agreement with Mr. Surdan on January 21, 2016, which established the initial terms of his employment with us upon the consummation of our acquisition of Constant Contact. The material terms of the offer letter are summarized below.

Base Salary, Bonus and Equity

Mr. Surdan’s base salary is $375,000 per year. Pursuant to the terms of the 2016 CTCT Plan, Mr. Surdan was eligible to receive a target bonus of $56,250 for the first quarter of 2016. Mr. Surdan was eligible to participate in the MIP effective April 1, 2016 and his annual bonus target is 60% of his eligible base salary for the year.

Mr. Surdan’s offer letter also provided for equity awards with an aggregate grant date fair value of $1.5 million. These grants were made in April 2016 and are reflected in the “2016 Grants of Plan-Based Awards” table above.

In addition, in connection with our acquisition of Constant Contact, 45,553 RSUs and 11,804 shares subject to options, which represented 25% of Mr. Surdan’s unvested RSUs and options that we assumed as part of the acquisition, were modified to accelerate vesting to February 9, 2016. This modification did not result in any incremental fair value to these awards as computed in accordance with FASB ASC Topic 718. In connection with our acquisition of Constant Contact, we also assumed two of Mr. Surdan’s RSU awards that originally vested based on the achievement of performance metrics. These awards were deemed earned at 100% of the target performance level but remain subject to vesting and forfeiture based on Mr. Surdan’s continued employment through the last day of the original measurement period in the applicable award agreement.

Payments upon Termination of Employment

Mr. Surdan entered into an executive severance agreement with Constant Contact dated June 21, 2012. In connection with our acquisition of Constant Contact, we assumed the executive severance agreement and entered into a retention agreement with Mr. Surdan which amended certain provisions of the executive severance agreement. Mr. Surdan’s executive severance agreement provides that in the event he is terminated without cause or he resigns his employment for good reason (as such terms are defined in the executive severance agreement, as amended), he will be entitled to continued payment of his base salary for a period of 12 months and reimbursement for COBRA premiums during such 12-month period. Mr. Surdan must sign a general release in favor of us in order to receive these severance payments. Our acquisition of Constant Contact constitutes good reason under the executive severance agreement, such that Mr. Surdan may terminate his employment for good reason at any time prior to April 7, 2017 and receive these payments.

Mr. Surdan’s retention agreement also provides for a retention bonus to be paid within 30 days of April 7, 2017 if Mr. Surdan continues to be employed by us through April 7, 2017. However, if Mr. Surdan’s employment is terminated without cause by us or by Mr. Surdan for good reason prior to April 7, 2017, he will be entitled to the retention bonus as of his termination date. The retention bonus will be calculated based on the value of Mr. Surdan’s restricted stock unit awards and options that we assumed in connection with our acquisition of Constant Contact, provided that as of the valuation date the shares subject to the restricted stock unit awards have not been sold, other than to satisfy tax withholding obligations, and the options remain outstanding and unexercised. The retention bonus will be calculated as set forth below:

Retention bonus	=	Assumed Options multiplied by VWAP – Exercise Price	Plus	Assumed RSUs multiplied by VWAP	Minus	Assumed Options multiplied by Closing Price – Exercise Price	Minus	Assumed RSUs multiplied by Closing Price

The VWAP equals $9.00, and represents the volume weighted average price of our common stock for the ten trading day period prior to February 8, 2016, the day before the closing of our acquisition of Constant Contact. The Closing Price means the closing price of our common stock on the earlier of April 7, 2017 or Mr. Surdan’s termination date.

Equity Acceleration upon a Change in Control

The award agreements governing Mr. Surdan’s equity awards granted by us subsequent to our acquisition of Constant Contact provide that in the event we undergo a change in control and Mr. Surdan’s employment is terminated without cause by us within the one-year period following the change in control, any remaining unvested portion of his equity awards will vest in full as of his termination date. The restricted stock units we assumed in connection with our acquisition of Constant Contact were amended by Mr. Surdan’s retention agreement and will vest in full as of his termination date in the event Mr. Surdan’s employment is terminated without cause by us or by Mr. Surdan for good reason prior to April 7, 2017.

Potential Payments Upon Termination or Change in Control

The table below shows the benefits potentially payable to each of our NEOs if his or her employment were terminated by us without cause or by the NEO for good reason, if there were a change in control of our company (regardless of whether the NEO was terminated), if a termination without cause or for good reason took place within twelve months of a change in control, or in the event of the NEO’s death or disability. These amounts are calculated on the assumption that the employment termination and change in control both took place on December 31, 2016.

	Benefits Payable Upon Termination Without Cause/Good Reason			Benefits Payable Upon a Change in Control (regardless of termination)	Benefits Payable Upon Termination Without Cause/Good Reason Within 12 Months of a Change in Control			Benefits Payable Upon Termination due to Death or Disability
Name	Severance Payments ($)	COBRA ($)(1)	Equity Acceleration ($)(2)	Equity Acceleration ($)(2)	Severance Payments ($)	COBRA ($)(1)	Equity Acceleration ($)(2)	Equity Acceleration ($)(2)
Hari Ravichandran	400,000	32,273	11,155,173	22,085,333	400,000	32,273	12,088,605	22,085,333
Marc Montagner	831,250	32,273	1,665,277	1,660,710	1,306,250	32,273	3,300,886	1,665,277
Ronald LaSalvia	787,500	1,724	1,942,817	1,937,497	1,012,500	1,724	3,880,360	1,942,817
Kathy Andreasen	560,000	32,273	1,110,188	1,107,146	735,000	32,273	1,884,682	1,110,188
Kenneth Surdan	375,000	25,219	797,373	—	375,000	25,219	1,425,755	—

(1)	Calculated based on the estimated cost to us of providing these benefits.
(2)	Amounts represent the fair market value as of December 31, 2016 of any shares that would vest, based on the closing market price of $9.30 on December 30, 2016. The value of any option shares that would vest is reported as $0 because the exercise price of each option was higher than the closing market price per share of our common stock on December 30, 2016.

Director Compensation

We compensate our directors who are neither employees of our company nor affiliates of Warburg Pincus or Goldman Sachs, or our eligible directors, for their service as directors. Accordingly, Mr. Ravichandran, our Chief Executive Officer, does not receive any additional compensation for his service as a director. In addition, neither Messrs. Neary, Reedy and Sadrian, each of whom is affiliated with Warburg Pincus, nor Mr. DiSabato, who is affiliated with Goldman Sachs, receive any compensation for their service as directors.

Cash Retainers. Our eligible directors are entitled to receive cash retainer fees in consideration of their Board service as follows:

Annual retainer fee for service on our Board	$80,000
Additional annual retainer fees for committee service:
Committee chair	$20,000
Committee member (other than chair)	$10,000

Per-Meeting Fees. In the event the Board holds more than five Board meetings in a calendar year (including special meetings held in person but excluding all telephonic Board meetings and all committee meetings), each eligible director will receive a per-meeting attendance fee of $5,000 for each Board meeting in excess of five that he attends in person during that calendar year. In 2016, the Board did not hold more than five in-person meetings, and therefore we did not pay any per-meeting fees to our directors.

Equity Compensation. On April 28, 2016, we granted each eligible director a restricted stock award under our Amended and Restated 2013 Stock Incentive Plan of 15,766 shares of our common stock. These shares vest on the first anniversary of the grant date. We do not have a formal policy regarding director equity awards, and we may grant each eligible director an additional equity grant during 2017.

Each member of our Board is entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending Board meetings and meetings for any committee on which he serves.

2016 Eligible Director Compensation

The following table sets forth information regarding the compensation of our eligible directors for their service on our Board in 2016:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards(2) ($)	All Other Compensation ($)	Total ($)
Dale Crandall	100,000	175,003	—	—	275,003
Tomas Gorny	80,000	175,003	—	—	255,003
Michael Hayford	90,000	175,003	—	—	265,003
Peter Perrone	90,000	175,003	—	—	265,003

(1)	Amounts in this column reflect the aggregate grant date fair value of share-based compensation awarded during the year computed in accordance with the provisions of FASB ASC 718. The assumptions that we used to calculate these amounts are discussed in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
(2)	As of December 31, 2016, each of Mr. Crandall, Mr. Gorny, Mr. Hayford and Mr. Perrone held outstanding options to purchase 78,250 shares of our common stock.

Equity Compensation Plan Information

The following table provides information as of December 31, 2016 about the securities authorized for issuance under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		Weighted Average Exercise Price of Outstanding Options(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	10,089,054	(2)	$12.79	16,964,969	(3)
Equity Compensation Plans Not Approved by Security Holders	3,405,485	(4)	$8.73	9,278,088	(5)
Total	13,494,539		$12.11	26,243,057

(1)	Does not take into account the shares issuable pursuant to RSUs, which have no exercise price.
(2)	Consists of 9,607,431shares subject to outstanding stock options and 481,623 shares issuable pursuant to RSUs granted in 2013 to Mr. Ravichandran, in each case issued under our Amended and Restated 2013 Stock Incentive Plan.
(3)	Consists of shares available for future issuance pursuant to our Amended and Restated 2013 Stock Incentive Plan.
(4)	Consists of 1,931,830 shares subject to outstanding stock options and 1,473,655 shares issuable pursuant to outstanding RSUs, in each case issued under our Constant Contact, Inc. Second Amended and Restated 2011 Stock Incentive Plan.
(5)	Consists of shares available for future issuance pursuant to our Constant Contact, Inc. Second Amended and Restated 2011 Stock Incentive Plan.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock, as of March 2, 2017, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our NEOs; and

•	all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under SEC rules and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days after March 2, 2017 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is c/o Endurance International Group Holdings, Inc., 10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders

Investment funds and entities affiliated with Warburg Pincus(1)	52,562,956	36.9%
FMR LLC(2)	19,351,233	13.6%
Investment funds and entities affiliated with Goldman Sachs(3)	15,378,619	10.8%
LLM LLC(4)	7,253,100	5.1%

Named Executive Officers and Directors
Hari Ravichandran(5)	12,607,330	8.7%
Marc Montagner(6)	601,335	*
Ronald LaSalvia(7)	1,032,848	*
Kathy Andreasen(8)	479,035	*
Kenneth Surdan(9)	182,372	*
James C. Neary(10)	52,562,956	36.9%
Dale Crandall(11)	84,228	*
Joseph P. DiSabato(12)	15,378,619	10.8%
Tomas Gorny(13)	2,404,232	1.7%
Michael Hayford(11)	85,098	*
Peter J. Perrone(11)	99,228	*
Chandler J. Reedy(10)	52,562,956	36.9%
Justin L. Sadrian(10)	52,562,956	36.9%

All executive officers and directors as a group (14 persons)	85,092,663	58.2%

(1)

Consists of (i) 38,748,221 shares of our common stock owned by Warburg Pincus Private Equity X, L.P. and (ii) 1,239,623 shares of our common stock owned by Warburg Pincus X Partners, L.P., both Delaware limited partnerships (together, the “WP X Funds”) and (iii) 12,575,112 shares of our common stock owned by WP Expedition Co-Invest L.P., a Delaware limited partnership (“WP Co-Invest” and together with the WP X Funds, the “Warburg Pincus entities”). Warburg Pincus X, L.P., a Delaware limited partnership (“WP X LP”), is the general partner of the WP X Funds. Warburg Pincus X GP L.P., a Delaware limited partnership (“WP X GP”), is the general partner of WP X LP. WPP GP LLC, a Delaware limited liability company (“WPP GP”) is the general partner of WP X GP. Warburg Pincus Partners, L.P., a Delaware limited partnership (“WP Partners”), is the managing member of WPP GP and the general partner of WP Co-Invest. Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WP Partners GP”) is the general partner of WP Partners. Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WP Partners GP. Warburg Pincus LLC, a New York limited liability company (“WP LLC”), is the manager of the WP X Funds. Charles R. Kaye and Joseph P. Landy are each managing general partners of WP and managing members and co-chief executive officers of WP LLC and may be deemed to control the Warburg Pincus entities. The WP X Funds, WP X LP, WP X GP, WPP GP, WP Partners, WP Partners GP, WP, WP LLC, Mr. Kaye and Mr. Landy have shared voting and investment control of all of the shares owned by the WP X Funds. WP Co-Invest, WP Partners, WP Partners GP, WP, Mr. Kaye and Mr. Landy have shared voting and investment control of all of the shares owned by WP Co-Invest. The business address of the Warburg Pincus entities is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.
(2)	Based on the Amendment No. 3 to Schedule 13G filed on February 14, 2017 by FMR LLC, a parent holding company of Fidelity Management & Research (Hong Kong) Limited and certain other investment adviser entities, and Abigail P. Johnson. In such filing, (i) FMR LLC discloses it has sole voting power over 482,600 shares of our common stock and sole dispositive power over 19,351,233 shares of our common stock and (ii) Ms. Johnson discloses she has sole dispositive power over 19,351,233 shares of our common stock. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC, and through their ownership of voting common shares and a shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC. The business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(3)	Consists of (i) 6,656,301 shares of our common stock owned by GS Capital Partners VI Fund, L.P., a Delaware limited partnership; (ii) 5,536,478 shares of our common stock owned by GS Capital Partners VI Offshore Fund L.P., a Cayman Islands exempted limited partnership; (iii) 1,830,369 shares of our common stock owned by GS Capital Partners VI Parallel, L.P., a Delaware limited partnership; (iv) 236,565 shares of our common stock owned by GS Capital Partners VI GmbH & Co. KG, a German limited partnership; (v) 534,373 shares of our common stock owned by Bridge Street 2011, L.P., a Delaware limited partnership; (vi) 234,533 shares of our common stock owned by Bridge Street 2011 Offshore, L.P., a Cayman Islands exempted limited partnership; (vii) 349,502 shares of our common stock owned by MBD 2011 Holdings, L.P., a Cayman exempted limited partnership (collectively, the “GS Entities”) and (viii) 498 shares of our common stock owned by Goldman, Sachs & Co. (“GS”). GS is the investment manager for certain of the GS Entities; for a description of transactions between the Company and GS, see page 16 for the “Related Person Transactions” section of this proxy statement. GS is a direct and indirect wholly owned subsidiary of The Goldman Sachs Group, Inc. (“GSG”). The GS Entities, of which affiliates of GSG are the general partner, managing general partner or investment manager, share voting and investment power with certain of its respective affiliates. All voting and investment decisions for the GS Entities are made by the Merchant Banking Division Corporate Investment Committee of GS, which is currently comprised of Richard A. Friedman, Joseph H. Gleberman, Thomas G. Connolly, John F. Daly, Joseph P. DiSabato, Elizabeth C. Fascitelli, Bradley J. Gross, Martin A. Hintze, Stephanie Hui, Adrian M. Jones, Michael E. Koester, Scott Lebovitz, Sanjeev Mehra, Kenneth A. Pontarelli, Sumit Rajpal, James H. Reynolds, Ankur Sahu and Andrew E. Wolff, through voting by the committee members. The business address of GS and the GS Entities is c/o Goldman, Sachs & Co., 200 West Street, New York, New York 10282.
(4)	Based on the Schedule 13G filed on February 14, 2017 by LMM LLC. In such filing, LMM LLC discloses it has sole voting power over 7,253,100 shares of our common stock. The business address of LMM LLC is One South Street, Suite 2550, Baltimore, Maryland 21202.

(5)	Includes 5,844,346 shares of our common stock directly owned by Mr. Ravichandran and an aggregate of 260,808 shares of our common stock held by the 2013 Ravichandran Family GST Trust and the Hari Ravichandran 2015 Grantor Retained Annuity Trust (together, the “Trusts”). Mr. Ravichandran has sole voting and dispositive power with respect to the shares held by the Trusts. Also includes 3,693,754 shares of our common stock that remain subject to vesting as of March 2, 2017, 421,386 shares of our common stock underlying restricted stock units that have vested as of March 2, 2017 or will become vested within 60 days of that date, and 2,387,036 shares of our common stock subject to stock options that are exercisable or will become exercisable within 60 days of March 2, 2017.
(6)	Consists of 38,749 shares of our common stock that have vested as of March 2, 2017, 370,933 shares of our common stock that remain subject to vesting as of that date and 191,653 shares of our common stock subject to stock options that are exercisable or will become exercisable within 60 days of March 2, 2017.
(7)	Consists of 209,854 shares of our common stock that have vested as of March 2, 2017, 415,709 shares of our common stock that remain subject to vesting as of that date and 407,285 shares of our common stock subject to stock options that are exercisable or will become exercisable within 60 days of March 2, 2017.
(8)	Consists of 50,177 shares of our common stock that have vested as of March 2, 2017, 211,198 shares of our common stock that remain subject to vesting as of that date and 217,660 shares of our common stock subject to stock options that are exercisable or will become exercisable within 60 days of March 2, 2017.
(9)	Consists of 59,240 shares of our common stock that have vested as of March 2, 2017, 51,022 shares of our common stock subject to restricted stock units that will vest within 60 days of March 2, 2017 and 72,110 shares of our common stock subject to stock options that are exercisable or will become exercisable within 60 days of March 2, 2017.
(10)	Messrs. Neary, Reedy and Sadrian are partners of WP and managing directors and members of WP LLC. All shares indicated as owned by Messrs. Neary, Reedy and Sadrian are included because of their affiliation with the Warburg Pincus entities. Charles R. Kaye and Joseph P. Landy are managing general partners of WP and managing members and co-presidents of WP LLC and may be deemed to control the Warburg Pincus entities.
(11)	Includes 68,462 shares of our common stock subject to stock options that are exercisable or will become exercisable within 60 days of March 2, 2017.
(12)	GS is a direct and indirect wholly owned subsidiary of GSG. The shares are owned by GS and the GS Entities. The GS Entities, of which affiliates of GSG are the general partner, managing general partner or investment manager, share voting and investment power with certain of its respective affiliates. Mr. DiSabato is a managing director of GS.
(13)	Mr. Gorny is the grantor and trustee of The Tomas and Aviva Gorny Family Trust and the grantor of each of The Tomas and Aviva Gorny Irrevocable Trust and The Gorny 2013 Irrevocable Trust (collectively, the “Gorny Trusts”). As a result, Mr. Gorny may have voting and investment control over, and may be deemed to be the beneficial owner of, an aggregate of 2,302,782 shares of our common stock owned by the Gorny Trusts. The number of shares beneficially owned by Mr. Gorny also includes 68,462 shares of our common stock subject to stock options that are exercisable or will become exercisable within 60 days of March 2, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of our common stock to file reports of ownership and changes of ownership with the SEC on Forms 3, 4 and 5. We believe that during 2016, our directors, officers and beneficial owners of more than 10% of our common stock timely complied with all applicable filing requirements. In making these disclosures, we relied solely on a review of copies of such reports filed with the SEC and furnished to us and written representations that no other reports were required.

PROPOSAL 1

ELECTION OF DIRECTORS

Our certificate of incorporation provides for a classified board. This means our Board is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of service of each class of directors is staggered so that the term of one class expires at each annual meeting of the stockholders.

Our Board currently consists of nine members, divided into three classes as follows:

•	Class I consists of Michael Hayford, Peter Perrone and Chandler Reedy, each with a term ending at this Annual Meeting;

•	Class II consists of Dale Crandall, Tomas Gorny and Justin Sadrian, each with a term ending at the 2018 annual meeting; and

•	Class III consists of Joseph DiSabato, James Neary and Hari Ravichandran, each with a term ending at the 2019 annual meeting.

At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. Messrs. Hayford, Perrone and Reedy are current directors whose terms expire at the Annual Meeting. Messrs. Hayford, Perrone and Reedy are each nominated for re-election as a Class I director, with a term ending in 2020.

Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the election of all of the Class I nominees identified above to a three-year term ending in 2020, each such nominee to hold office until his successor has been duly elected and qualified. Each of the nominees has indicated his willingness to serve on our Board, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our Board. We do not expect that any of the nominees will be unable to serve if elected.

The Annual Meeting will be uncontested with respect to the election of directors. An uncontested election means that there are as many candidates standing for election as there are vacancies on the Board. As a result, each nominee for Class I director will only be elected if the number of votes cast “FOR” such nominee exceeds the number of votes cast “AGAINST” that nominee. See page 2 under “Important Information about the Annual Meeting and Voting” above for more information about our majority voting standard.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. HAYFORD, PERRONE AND REEDY.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by Section 14A of the Exchange Act. Section 14A of the Exchange Act also requires that stockholders have the opportunity, at least once every six years, to cast a non-binding advisory vote with respect to whether future executive compensation advisory votes will be held every one, two or three years, which is commonly referred to as “say-on-frequency”. The stockholders voted “every year” at our 2016 annual meeting of stockholders, which was adopted by our Board. As such, the next required non-binding advisory vote regarding say-on-frequency will be at our 2022 annual meeting of stockholders.

Our executive compensation program is designed to attract, retain and reward the best possible executive talent and to align our executives’ incentives with our business goals, the creation of stockholder value, and the long-term growth of our company. Key features of our executive compensation program include:

•	Long-term incentives in the form of stock options, restricted stock and restricted stock units generally account for a significant majority of our executives’ compensation, which links executive and stockholder interests and reward executives for appreciation in our stock price.

•	Mr. Ravichandran’s compensation consists largely of performance-based restricted stock granted to him in 2015, which is earned based upon our achievement of specified free cash flow per share goals.

•	Our annual cash bonus program, the Management Incentive Plan, is tied to the achievement of designated company performance targets, as well as to individual performance, but allows the Compensation Committee to exercise discretion in order to motivate, recognize and retain our employees.

•	Our executive compensation is benchmarked annually by our independent compensation consultant against a peer group of companies within a reasonable size range of us.

•	Our NEOs do not have guaranteed base salary increases, bonuses, pension benefits, or “golden parachute” excise tax gross-up arrangements.

•	With very limited exceptions, we do not provide any benefits or perquisites to NEOs that are not also available to other employees.

We encourage stockholders to closely read the “Executive Compensation” section of this proxy statement beginning with the “Compensation Discussion and Analysis” on page 23, which describes in detail our executive compensation program, certain best practices that it features, and the decisions made by our Compensation Committee and our Board with respect to executive compensation for the year ended December 31, 2016.

Our Board is asking stockholders to approve, on a non-binding advisory basis, the following resolution:

RESOLVED, that the compensation paid to the named executive officers of Endurance International Group Holdings, Inc., as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in the proxy statement of Endurance International Group Holdings, Inc., is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our Board (or any committee thereof). However, our Compensation Committee and Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for NEOs.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BY VOTING “FOR” PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of BDO USA, LLP, or BDO, an independent registered public accounting firm, to audit our books, records and accounts for the year ending December 31, 2017. This appointment is being presented to the stockholders for ratification at the Annual Meeting.

BDO has no direct or indirect material financial interest in our company or our subsidiaries. Representatives of BDO are expected to be present at the Annual Meeting and will be given the opportunity to make a statement on the firm’s behalf if they so desire. The representatives also will be available to respond to questions as appropriate.

The following table summarizes BDO’s fees billed to us for each of the last two fiscal years. For the fiscal year ended December 31, 2016, audit fees include amounts not yet billed of approximately $680,000.

Fee Category	2015	2016
Audit Fees(1)	$1,388,290	$2,144,816
Audit-Related Fees(2)	$—	$—
Tax Fees(3)	$947,975	$37,348
Total Fees	$2,336,265	$2,182,164

(1)	Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees”. We did not incur any audit-related fees for the fiscal years ended December 31, 2015 and December 31, 2016.
(3)	Tax fees consist of the fees for the following two general service categories: tax compliance and return preparation and tax planning and consulting. For the fiscal years ended December 31, 2015 and December 31, 2016, we incurred fees of approximately $775,812 and $15,413, respectively, for tax compliance and return preparation, and fees of approximately $172,162 and $21,935, respectively, for tax planning and consulting.

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our Audit Committee has also delegated to the chairman of our Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chairman of our Audit Committee pursuant to this delegated authority is reported on at the next meeting of our Audit Committee.

Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the ratification unless stockholders specify otherwise. Although stockholder ratification is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If Proposal 3 is not approved at the Annual Meeting, our Audit Committee may reconsider its appointment of BDO as our independent auditors for the year ending December 31, 2017. Even if the appointment is ratified, our Board and the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter not specifically referred to above as to which any action is expected to be taken at the Annual Meeting. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of our company and our stockholders.

Stockholder Proposals for 2018 Annual Meeting

Stockholder Proposals Included in Proxy Statement

To be considered for inclusion in the proxy statement and proxy card relating to our Annual Meeting of Stockholders to be held in 2018, or the 2018 Annual Meeting, stockholder proposals must include the information set forth in our bylaws and be received at our principal executive offices no later than November 17, 2017. However, if the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of this year’s annual meeting on April 26, then the deadline is a reasonable time before we begin to print and mail proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy card in accordance with regulations governing the solicitation of proxies.

Stockholder Proposals Not Included in Proxy Statement

We must receive notice of other proposals of stockholders (including director nominations) intended to be presented at the 2018 Annual Meeting but not included in the proxy statement by January 26, 2018, but not before December 27, 2017. However, in the event the 2018 Annual Meeting is scheduled to be held on a date before April 6, 2018, or after June 25, 2018, then these notices may be received by us at our principal executive office not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of (1) the 90th day before the scheduled date of such annual meeting and (2) the 10th day after the day on which notice of the date of such annual meeting was mailed or we first make a public announcement of the date of such annual meeting, whichever first occurs. All such notices must contain the information required by our bylaws, and any proposals we do not receive in accordance with the above standards will not be voted on at the 2018 Annual Meeting.

Householding of Proxy Statement

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that if you elected to receive printed materials, only one copy of this proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this proxy statement to you if you call us at (781) 852-3200 or write us at the following address or phone number: Corporate Secretary, Endurance International Group Holdings, Inc., 10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803. If you would like to receive separate copies of our proxy statements and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

APPENDIX A

Supplemental Information about Non-GAAP Financial Measures

FCF per Share as used in Ravichandran PRSA:

The following table shows the calculation and reconciliation to GAAP cash flow from operations of our actual results for free cash flow per share as defined in Mr. Ravichandran’s PRSA for the completed periods indicated below. “PQ” and “PY” signify Performance Quarters and Performance Years, respectively, under the PRSA.

Adjusted revenue under 2016 MIP (numbers in thousands, except for share and per-share numbers)	PQ Ended 9/30/2015	PQ Ended 12/31/2015	PQ Ended 3/31/2016	PQ Ended 6/30/2016	PY Ended 6/30/2016	PQ Ended 9/30/2016	PQ Ended 12/31/2016
Cash flow from operations	$37,582	$43,414	$11,772	$53,843	$146,611	$36,189	$53,157
Less:
Capital expenditures and capital lease obligations	(9,710)	(9,971)	(11,580)	(12,277)	(43,538)	(9,831)	(9,462)
Free cash flow (FCF)	$27,872	$33,443	$192	$41,566	$103,073	$26,358	$43,695
Plus:
Transaction expenses and charges	1,124	1,332	35,367	1,548	39,371	1,411	113
Integration and restructuring expenses	7,099	5,545	4,837	10,116	27,597	6,135	692
Legal advisory expenses	725	16	993	1,664	3,398	953	1,694
FCF per PRSA agreement	$36,820	$40,336	$41,389	$54,894	$173,439	$34,857	$46,194
Outstanding shares	136,956,541	136,834,419	137,988,527	141,188,196	141,188,196	141,337,436	142,126,393
Less: Award Shares	(3,693,754)	(3,693,754)	(3,693,754)	(3,693,754)	(3,693,754)	(3,693,754)	(3,693,754)
Outstanding shares per PRSA agreement	133,262,787	133,140,665	134,294,773	137,494,442	137,494,442	137,643,682	138,432,639
FCF per share per PRSA agreement	$0.28	$0.30	$0.31	$0.40	$1.26	$0.25	$0.33

Non-GAAP Metrics used in 2016 MIP Targets:

Adjusted revenue under 2016 MIP	FY 2016 $ (in millions)
Revenue	$1,111
Purchase accounting adjustment	20

Adjusted revenue under 2016 MIP	$1,131

Adjusted EBITDA under 2016 MIP	FY 2016 $ (in millions)
Net loss	$(81)
Stock-based compensation	58
(Gain) loss on sale of property and equipment	1
(Gain) loss of unconsolidated entities	(1)
Amortization of other intangible assets	144
Amortization of deferred financing costs and original issue discounts	9
Impairment of other long-lived assets	9
Changes in deferred revenue	54
Impact of reduced fair value of deferred domain registration costs	—
Transaction expenses and charges	32
Integration and restructuring expenses	30
Legal advisory expenses	3
Depreciation	60
Income tax expense (benefit)	(110)
Interest expense, net (excluding impact of amortization of deferred financing costs and original issuance discounts)	143

Adjusted EBITDA under 2016 MIP	$351

A-1

Adjusted free cash flow under 2016 MIP	FY 2016 $ (in millions)
Cash flow from operations	$155
Less:
Capital expenditures and capital lease obligations	(43)
Free cash flow	112
Plus:
Transaction expenses and charges	35

Adjusted free cash flow under 2016 MIP	$147

Non-GAAP Metrics used in 2016 PRSA Targets:

Constant Contact adjusted revenue	FY 2016 $ (in millions)
Constant Contact pre-acquisition 2016 GAAP revenue	$41
Email marketing segment (Constant Contact) 2016 GAAP revenue	327
Purchase accounting adjustment	15

Constant Contact adjusted revenue	$383

Constant Contact adjusted EBITDA	FY 2016 $ (in millions)
Constant Contact pre-acquisition 2016 adjusted EBITDA	$8
Email marketing segment (Constant Contact) 2016 adjusted EBITDA	147
Allocation of overhead to email marketing segment (for segment reporting purposes)	(5)

Constant Contact adjusted EBITDA	$150

Constant Contact adjusted free cash flow	FY 2016 $ (in millions)
Constant Contact adjusted EBITDA (as calculated above)	$150
Cash paid for restructuring charges	(12)
Capital expenditures	(9)
Change in working capital (excluding restructuring accruals)	(9)

Constant Contact adjusted free cash flow	$120

A-2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:            ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees		For	Against	Abstain
01	Michael Hayford		☐	☐	☐
02 03	Peter Perrone Chandler Reedy		☐ ☐	☐ ☐	☐ ☐	NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
The Board of Directors recommends you vote FOR proposals 2 and 3:			For	Against	Abstain
2.

To approve, in a non-binding advisory say-on-pay vote, the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, the executive compensation tables and the accompanying narrative disclosures in the proxy statement.

			☐	☐	☐
3.	To ratify the appointment of BDO USA, LLP, an independent registered public accounting firm, as our independent auditors for the year ending December 31, 2017.		☐	☐	☐
Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP # SEQUENCE #

JOB #
Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report is/are available at www.proxyvote.com

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC. Annual Meeting of Stockholders April 26, 2017 2:00 PM EDT This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Hari Ravichandran, Marc Montagner and David Bryson, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, EDT on April 26, 2017, at The Centres at Burlington, 67 South Bedford Street, Suite 400 West, Burlington, MA 01803, and any adjournment or postponement thereof.

For directions to our Annual Meeting of Stockholders, please visit our website at http://ir.endurance.com/events.cfm. We intend to limit attendance at the Annual Meeting to stockholders or their legal proxies. To be admitted, you must bring photo identification and if you are a beneficial owner of shares held in “street name” proof of stock ownership on the record date. If you plan on attending, please RSVP by Friday, April 21, 2017 to Lynn Harrison at 781-852-3276, or by e-mail to ir@endurance.com

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side